Exhibit 10.5

CREDIT AGREEMENT

Dated as of October 30, 2018

among

WYNN RESORTS, LIMITED,
as Borrower,

WYNN GROUP ASIA, INC. and
WYNN RESORTS HOLDINGS, LLC,
And the other GUARANTORS PARTY HERETO
as Guarantors,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

DEUTSCHE BANK SECURITIES INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
FIFTH THIRD BANK
JPMORGAN CHASE BANK, N.A.
SUNTRUST ROBINSON HUMPHREY, INC.
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

BNP PARIBAS
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
THE BANK OF NOVA SCOTIA
and
SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agents
TABLE OF CONTENTS
Page
ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Accounting Terms and Determinations 41

SECTION 1.03.	Classes and Types of Loans 41

SECTION 1.04.	Rules of Construction 41

SECTION 1.05.	Ratio Calculations; Negative Covenant Reclassification 42

SECTION 1.06.	Pro Forma Calculations 43

SECTION 1.07.	Limited Condition Transactions 44
ARTICLE II.

CREDITS

SECTION 2.01.	Loans 44

SECTION 2.02.	Borrowings 45

SECTION 2.03.	[Reserved] 45

SECTION 2.04.	Termination and Reductions of Commitment 45

SECTION 2.05.	Fees 45

SECTION 2.06.	Lending Offices 46

SECTION 2.07.	Several Obligations of Lenders 46

SECTION 2.08.	Notes; Register 46

SECTION 2.09.	Optional Prepayments and Conversions or Continuations of Loans 46

SECTION 2.10.	Mandatory Prepayments 48

SECTION 2.11.	Replacement of Lenders 51

SECTION 2.12.	Incremental Loan Commitments 52

SECTION 2.13.	Extensions of Loans and Commitments 55

SECTION 2.14.	Defaulting Lender Provisions 56

SECTION 2.15.	Refinancing Amendments 57
ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.	Repayment of Loans 58

SECTION 3.02.	Interest 59
ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.	Payments 60

SECTION 4.02.	Pro Rata Treatment 60

SECTION 4.03.	Computations 60

SECTION 4.04.	Minimum Amounts 61

SECTION 4.05.	Certain Notices 61

SECTION 4.06.	Non-Receipt of Funds by Administrative Agent 61

SECTION 4.07.	Right of Setoff, Sharing of Payments; Etc 62
ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.	Additional Costs 63

SECTION 5.02.	Inability To Determine Interest Rate 64

SECTION 5.03.	Illegality 65

SECTION 5.04.	Treatment of Affected Loans 65

SECTION 5.05.	Compensation 66

SECTION 5.06.	Net Payments 66
ARTICLE VI.

GUARANTEES

SECTION 6.01.	The Guarantees 69

SECTION 6.02.	Obligations Unconditional 69

SECTION 6.03.	Reinstatement 71

SECTION 6.04.	Subrogation; Subordination 71

SECTION 6.05.	Remedies 71

SECTION 6.06.	Continuing Guarantee 71

SECTION 6.07.	General Limitation on Guarantee Obligations 71

SECTION 6.08.	Release of Guarantors 71

SECTION 6.09.	Keepwell 72

SECTION 6.10.	Right of Contribution 72
ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.	Conditions to Initial Extensions of Credit 72
ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01.	Corporate Existence; Compliance with Law. 75

SECTION 8.02.	Material Adverse Effect 75

SECTION 8.03.	Litigation 75

SECTION 8.04.	No Breach; No Default 75

SECTION 8.05.	Action 75

SECTION 8.06.	Approvals 76

SECTION 8.07.	ERISA and Employee Benefit Plan Matters 76

SECTION 8.08.	Taxes 76

SECTION 8.09.	Investment Company Act 76

SECTION 8.10.	Environmental Matters 77

SECTION 8.11.	Use of Proceeds 77

SECTION 8.12.	Subsidiaries 77

SECTION 8.13.	Ownership of Property; Liens 77

SECTION 8.14.	Security Interest; Absence of Financing Statements; Etc. 77

SECTION 8.15.	Licenses and Permits 78

SECTION 8.16.	Disclosure 78

SECTION 8.17.	Solvency 78

SECTION 8.18.	Intellectual Property 78

SECTION 8.19.	[Reserved]. 78

SECTION 8.20.	Insurance 78

SECTION 8.21.	[Reserved] 79

SECTION 8.22.	Anti-Terrorism Law 79

SECTION 8.23.	Anti-Corruption Laws/Bribery 79

SECTION 8.24.	Labor Matters 79
ARTICLE IX.

AFFIRMATIVE COVENANTS

SECTION 9.01.	Existence; Business Properties 80

SECTION 9.02.	Insurance 80

SECTION 9.03.	Taxes 80

SECTION 9.04.	Financial Statements, Etc. 80

SECTION 9.05.	Maintaining Records; Access to Properties and Inspections 83

SECTION 9.06.	Use of Proceeds; FCPA 83

SECTION 9.07.	Compliance with Environmental Law 83

SECTION 9.08.	[Reserved] 84

SECTION 9.09.	Security Interests; Further Assurances 84

SECTION 9.10.	[Reserved] 84

SECTION 9.11.	Additional Credit Parties 84

SECTION 9.12.	Ratings 84
ARTICLE X.

NEGATIVE COVENANTS

SECTION 10.01.	Indebtedness 85

SECTION 10.02.	Liens 87

SECTION 10.03.	Reserved 90

SECTION 10.04.	Investments, Loans and Advances 90

SECTION 10.05.	Mergers, Consolidations and Sales of Assets 92

SECTION 10.06.	Restricted Payments 94

SECTION 10.07.	Transactions with Affiliates 95

SECTION 10.08.	Management Agreements and IP Licensing Agreements 95

SECTION 10.09.	Certain Payments of Indebtedness 95

SECTION 10.10.	Limitation on Certain Restrictions Affecting Subsidiaries 96

SECTION 10.11.	Limitation on Lines of Business 97

SECTION 10.12.	Limitation on Changes to Fiscal Year 97
ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.	Events of Default 97

SECTION 11.02.	Application of Proceeds 99
ARTICLE XII.

AGENTS

SECTION 12.01.	Appointment 100

SECTION 12.02.	Rights 100

SECTION 12.03.	Exculpatory Provisions 101

SECTION 12.04.	Reliance by Agents 101

SECTION 12.05.	Delegation of Duties 102

SECTION 12.06.	Resignation of Administrative Agent 102

SECTION 12.07.	Nonreliance on Agents and Other Lenders 103

SECTION 12.08.	Indemnification 103

SECTION 12.09.	No Other Duties 103

SECTION 12.10.	Holders 104

SECTION 12.11.	Administrative Agent May File Proofs of Claim 104

SECTION 12.12.	Collateral Matters 104

SECTION 12.13.	Withholding Tax 105

SECTION 12.14.	Swap Contracts 105
ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.	Waiver 105

SECTION 13.02.	Notices 105

SECTION 13.03.	Expenses, Indemnification, Etc 107

SECTION 13.04.	Amendments and Waiver 109

SECTION 13.05.	Benefit of Agreement; Assignments; Participations 113

SECTION 13.06.	Survival 116

SECTION 13.07.	Captions 116

SECTION 13.08.	Counterparts; Interpretation; Effectiveness 116

SECTION 13.09.	Governing Law; Submission to Jurisdiction; Waivers; Etc. 116

SECTION 13.10.	Confidentiality 118

SECTION 13.11.	Independence of Representations, Warranties and Covenants 118

SECTION 13.12.	Severability 118

SECTION 13.13.	Gaming Laws 118

SECTION 13.14.	USA Patriot Act 119

SECTION 13.15.	[Reserved] 119

SECTION 13.16.	Waiver of Claims 119

SECTION 13.17.	No Advisory or Fiduciary Responsibility 119

SECTION 13.18.	Lender Action 120

SECTION 13.19.	Interest Rate Limitation 120

SECTION 13.20.	Payments Set Aside 120

SECTION 13.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 121

SECTION 13.22.	Certain ERISA Matters 121

ANNEXES:

ANNEX A	- Commitments
SCHEDULES:

SCHEDULE 7.01(j)	- Approvals

SCHEDULE 8.03	- Litigation

SCHEDULE 8.07	- ERISA

SCHEDULE 8.10	- Environmental Matters

SCHEDULE 8.12	- Subsidiaries

SCHEDULE 8.13	- Ownership

SCHEDULE 8.15	- Licenses and Permits

SCHEDULE 8.18	- Intellectual Property

SCHEDULE 10.01	- Existing Indebtedness

SCHEDULE 10.02	- Certain Existing Liens

SCHEDULE 10.07	- Transactions with Affiliates

EXHIBITS:

EXHIBIT A	- Form of Note

EXHIBIT B	- Form of Notice of Borrowing

EXHIBIT C	- Form of Notice of Continuation/Conversion

EXHIBIT D	- Forms of U.S. Tax Compliance Certificate

EXHIBIT E	- Form of Compliance Certificate

EXHIBIT F	- Form of Solvency Certificate

EXHIBIT G	- Form of Pledge Agreement

EXHIBIT H	- Form of Assignment and Assumption Agreement

EXHIBIT I	- Form of Joinder Agreement

EXHIBIT J	- Form of Perfection Certificate

EXHIBIT K	- Form of Auction Procedures

EXHIBIT L	- Form of Open Market Assignment and Assumption Agreement

EXHIBIT M	- Form of Term Loan Extension Amendment

EXHIBIT N	- Form of Pari Passu Intercreditor Agreement

EXHIBIT O	- Form of Second Lien Intercreditor Agreement

EXHIBIT P	- Form of Subordination Agreement

CREDIT AGREEMENT, dated as of October 30, 2018 (this “Agreement”), among WYNN RESORTS, LIMITED, a Nevada corporation (“Borrower”); WYNN GROUP ASIA, INC., a Nevada corporation (“Asia Guarantor”), WYNN RESORTS HOLDINGS, LLC, a Nevada limited liability company (“Holdings Guarantor”); the other GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto; DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”); and DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).
WHEREAS, Borrower has requested that the Lenders provide senior secured term loan facilities, and the Lenders have indicated their willingness to lend, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION
SECTION 1.01.    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.
“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition by such Person or any Subsidiary of such Person of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).
“Act” has the meaning set forth in Section 13.14.
“Act of Terrorism” shall mean an act of any person directed towards the overthrowing or influencing of any government de jure or de facto, or the inducement of fear in or the disruption of the economic system of any society, by force or by violence, including (i) the hijacking or destruction of any conveyance (including an aircraft, vessel, or vehicle), transportation infrastructure or building, (ii) the seizing or detaining, and threatening to kill, injure, or continue to detain, or the assassination of, another individual, (iii) the use of any (a) biological agent, chemical agent, or nuclear weapon or device, or (b) explosive or firearm, with intent to endanger, directly or indirectly, the safety of one or more individuals or to cause substantial damage to property, and (iv) a credible threat, attempt, or conspiracy to do any of the foregoing.
“Additional Credit Party” has the meaning set forth in Section 9.11.
“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.
“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.
“Affected Classes” has the meaning set forth in Section 13.04(b)(i).
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Affiliate Lender” shall have the meaning assigned to such term in Section 13.05(e).
“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Documentation Agents and/or Lead Arrangers, as applicable.
“Agent Party” has the meaning set forth in Section 13.02(e).
“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates, directors, officers, employees, agents and advisors.
“Aggregate Payments” has the meaning set forth in Section 6.10.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate floor or Alternate Base Rate floor or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting or other similar fees (regardless of whether paid in whole or in part to any or all lenders), customary amendment consent fees, or other fees not paid generally to all lenders of such Indebtedness.
“Alternate Base Rate” shall mean for any day, the greatest of (i) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBO Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Amortization Payment” shall mean each scheduled installment of payments on the Term Loans as set forth in Sections 3.01(a) and 3.01(b).
“Anti-Terrorism Laws” has the meaning set forth in Section 8.22(a).
“Applicable ECF Percentage” shall mean, for any fiscal year of the Borrower, (a) 50.0% if the Consolidated First Lien Secured Leverage Ratio as of the last day of such fiscal year is greater than (i) if the Wynn Massachusetts Project Opening Date has not yet occurred or occurred in such fiscal year, 4.50:1.00 or (ii) for any fiscal year after the fiscal year in which the Wynn Massachusetts Project Opening Date occurs, 4.00:1.00, otherwise (b) 0.0%.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annex A hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Term Loan Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, or (d) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, or (e) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, (a) (i) for each Term Facility Loan that is a LIBOR Loan, 2.25% per annum and (ii) for each Term Facility Loan that is an ABR Loan, 1.25% per annum, and (b) for each other Type and Class of Loan, the respective percentage per annum set forth on the applicable Incremental Joinder Agreement, Refinancing Amendment, or Extension Amendment for such Type and Class of Loan.
“Asia Guarantor” has the meaning set forth in the introductory paragraph hereof.
“Asset Sale” shall mean any conveyance, sale, lease, transfer, or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Subsidiary owned directly by any Guarantor but not any Equity Issuance or Equity Interests of any other Subsidiary of the Borrower that is not a Guarantor) (whether owned on the Closing Date or thereafter acquired) by any Credit Party to any Person (other than to any Credit Party) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $50.0 million; provided, that the following shall not constitute an “Asset Sale”: (x) any conveyance, sale, lease, transfer, or other disposition of obsolete or worn out assets or assets no longer useful in the business of the Credit Parties, (y) subject to the last sentence of Section 10.05, licenses of Intellectual Property entered into in the ordinary course of business, and (z) any conveyance, sale, transfer, or other disposition of cash and/or Cash Equivalents.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit H hereto.
“Auction Amount” shall have the meaning provided in Exhibit K hereto.
“Auction Manager” shall mean DB, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.
“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit K hereto or such other form as is reasonably acceptable to Auction Manager and Borrower; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.
“Available Equity Amount” shall mean, on any date, an amount not less than zero, equal to:
(a)the aggregate amount of Equity Issuance Proceeds (including upon conversion or exchange of a debt instrument into or for any Equity Interests (other than Disqualified Capital Stock)) received by Borrower after the Closing Date and on or prior to such date; plus
(b)the aggregate amount of any returns, received since the Closing Date and on or prior to such date (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) by any Credit Party in respect of any Investments pursuant to Section 10.04(w); minus
(c)the aggregate amount of any (i) Investments made pursuant to Section 10.04(w), (ii) Restricted Payments made pursuant to Section 10.06(n) and (iii) Junior Prepayments pursuant to Section 10.09(l) (in each case, in reliance on the then-outstanding Available Equity Amount) made since the Closing Date and on or prior to such date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.
“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity. With respect to Borrower, the Board of Directors of Borrower may include the Board of Directors of any direct or indirect parent of Borrower.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of “Auction Procedures”).
“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).
“Borrower Materials” has the meaning set forth in Section 9.04.
“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Bridge Commitment Letter” shall mean that certain Amended and Restated Commitment Letter dated as of October 5, 2018 among Borrower and the Lead Arrangers.
“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Calculation Date” shall mean the last day of the most recent Test Period.
“Capital Expenditures” shall mean, for any period any expenditures by any Credit Party for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of the Credit Parties (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of the Credit Parties; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than a Credit Party pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.
“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.
“Carryover Amount” has the meaning set forth in Section 10.06.
“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than three years from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $250.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than three years from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A‑2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s or at least “F-2” or the equivalent thereof by Fitch, respectively, or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and having an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) corporate notes having an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such notes, then from another nationally recognized rating service; provided, that at no time shall the value of Cash Equivalents under this clause (h) exceed 10% of the aggregate value of cash and Cash Equivalents then held by Borrower and its Subsidiaries; or (i) marketable direct obligations issued by, or unconditionally guaranteed by, a country other than the United States, or issued by any agency of such country and backed by the full faith and credit of such country, so long as the indebtedness of such country has an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of a country other than the United States or payable to a Company promptly following demand and maturing within two years of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in a country other than the United States.
“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property; provided, however, no such event shall constitute a Casualty Event if the proceeds thereof or other compensation in respect thereof is less than $50.0 million.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the occurrence of any of the following:
(a)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Credit Parties, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Borrower and any Guarantor;
(b)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Borrower, measured by voting power rather than number of Equity Interests;
(c)    the Borrower shall at any time fail to own, directly or indirectly, greater than 50% of the voting power of the total outstanding Voting Stock of Wynn America; or
(d)    the Borrower shall at any time fail to own, directly or indirectly, greater than 50% of the voting power of the total outstanding Voting Stock of Wynn Macau, Limited.
“Charges” has the meaning set forth in Section 13.19.
“Class” has the meaning set forth in Section 1.03.
“Closing Date” shall mean the date of this Agreement, which date is October 30, 2018.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all of the Pledged Collateral, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to the Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are required by the Credit Documents to again become subject to a Lien in favor of the Collateral Agent.
“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).
“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, dated as of the date hereof, between the Collateral Agent and the Nevada Collateral Agent.
“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.
“Commitments” shall mean the Term Facility Commitments, Incremental Term Loan Commitments, and Other Term Loan Commitments.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.
“Competitor” shall mean a Person or Affiliate of any Person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Credit Party) that operates, manages or controls the operation of a Facility or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that operates, manages or controls the operation of a Facility; provided that the foregoing shall not include (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business.
“Consolidated Companies” shall mean Borrower and its Subsidiaries (whether now existing or hereafter created or acquired), the financial statements of which are (or should be) consolidated with the financial statements of Borrower in accordance with GAAP.
“Consolidated Current Assets” means, with respect to the Borrower at any date, the total consolidated current assets of the Credit Parties that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of the Credit Parties, other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.
“Consolidated Current Liabilities” means, with respect to the Borrower at any date, all liabilities of the Credit Parties at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of the Credit Parties, other than (x) the current portion of any Indebtedness and (y) the current portion of deferred income taxes.
“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus
(a)in each case to the extent deducted in calculating such Consolidated Net Income:
(i)    provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of the Credit Parties for such Test Period;
(ii)    Consolidated Interest Expense of the Credit Parties for such Test Period, whether paid or accrued and whether or not capitalized;
(iii)    any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;
(iv)    depreciation, amortization (including amortization of goodwill and other intangibles), and any other non-cash charges or expenses, including any write off or write downs, reducing Consolidated Net Income (excluding (x) any amortization of a prepaid cash expense that was paid in a prior Test Period and (y) any non-cash charges and expenses that result in an accrual of a reserve for cash charges in any future Test Period that Borrower elects not to add back in the current Test Period (it being understood that reserves may be charged in the current Test Period or when paid, as reasonably determined by Borrower)) of the Credit Parties for such Test Period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to the extent Borrower elected to previously add back such amounts to Consolidated EBITDA;
(v)    the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business));
(vi)    any charges, fees, and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory, or other transaction-related fees, charges, costs, and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment, or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums, and prepayment penalties), in each case, whether or not successful;
(vii)    any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments; and
(viii)    any payments made under any Support Guaranties; minus
(b)in each case to the extent included in calculating such Consolidated Net Income:
(i)    non-cash items increasing such Consolidated Net Income for such Test Period, other than (x) the accrual of revenue in the ordinary course of business, (y) accrued Management Fees and IP Licensing Fees that are paid within 30 days after the end of such Test Period, and (z) other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior Test Period subsequent to the issue date which was not added back to Consolidated EBITDA when accrued;
(ii)    the amount of any gains resulting from mark to market accounting of Swap Contracts, other derivative instruments, and any financial instruments for which any Credit Party has elected to measure the relevant asset or liability at fair value in accordance with Accounting Standards Codification No. 820 or Accounting Standards Codification No. 825;
(iii)    interest income; and
(iv)    income from a Subsidiary of a Credit Party to a Credit Party for allocable corporate overhead; plus
(c)the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within fifteen (15) months of the closing date of the Specified Transaction), including in connection with any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions and synergies and certifying that such savings, operating expense reductions and synergies are reasonably expected to be realized within fifteen (15) months of the taking of such specified actions and are factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within fifteen (15) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions or synergies, (iii) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than fifteen (15) months have elapsed after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.06(c) shall not (i) exceed 20.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and Section 1.06(c)) or (ii) be duplicative of one another; plus
(d)to the extent not included in Consolidated Net Income, the amount of business interruption insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus
(e)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent (x) non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) above for any previous Test Period and not added back or (y) without duplication, received pursuant to any Management Agreement or IP Licensing Agreement; plus
(f)payments made by a Subsidiary of a Credit Party to a Credit Party for allocable corporate overhead, to the extent received by such Credit Party in cash during the Test Period or within 30 days after the end of such Test Period.
Consolidated EBITDA shall be further adjusted:
(A)to include the Consolidated EBITDA of any Person, property, business, or asset (including a management agreement or similar agreement) acquired by any Credit Party during such Test Period, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition), determined as if references to the Credit Parties in Consolidated Net Income and other defined terms therein were to such Person;
(B)to exclude the Consolidated EBITDA of any Person, property, business, or asset sold, transferred, or otherwise disposed of, closed, or classified as discontinued operations by any Credit Party during such Test Period, based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification, or conversion), determined as if references to the Credit Parties in Consolidated Net Income and other defined terms therein were to such Person; and
(C)for any Management Agreement or IP Licensing Agreement Initial Fiscal Quarter and each of the immediately succeeding two fiscal quarters thereafter, by multiplying the Consolidated EBITDA attributable to the applicable Management Agreement or IP Licensing Agreement (as determined by Borrower in good faith) in respect of such three fiscal quarters by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such applicable Management Agreement or IP Licensing Agreement for the fiscal quarter immediately preceding such Management Agreement or IP Licensing Agreement Initial Fiscal Quarter when calculating Consolidated EBITDA during any such three fiscal quarters.
“Consolidated First Lien Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Indebtedness of the Credit Parties that is secured by Liens on any property or assets of the Credit Parties as of such date that ranks pari passu to the Liens securing the Obligations (other than any such Consolidated Indebtedness that is otherwise expressly subordinated in right of payment to the Obligations pursuant to a written agreement substantially consistent with the terms of the Subordination Agreement) to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, that for purposes of calculating the Consolidated First Lien Secured Leverage Ratio, Consolidated EBITDA related to any Management Agreement or IP Licensing Agreement for the fiscal quarter in which a Qualifying Act of Terrorism adversely impacting any related Management Fees or IP Licensing Fees (in the good faith determination of Borrower), as applicable, shall have occurred and the next two succeeding fiscal quarters thereafter shall, in each case, be the greater of (1) Substituted Consolidated EBITDA with respect thereto and (2) actual Consolidated EBITDA with respect thereto for such fiscal quarter.
“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Credit Parties (other than (x) any such Indebtedness that has been Discharged and (y) Intercompany Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness of the kind described in clause (d) of the definition of “Indebtedness,” Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (ii) below); provided that (i) Consolidated Indebtedness shall not include (A) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, and (ii) Consolidated Indebtedness shall not include Contingent Obligations, provided, however, that if and when any such Contingent Obligation is demanded for payment from a Credit Party, then the amounts of such Contingent Obligation shall be included in such calculations.
“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of the Credit Parties for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent, and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.
“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of the Credit Parties for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:
(a)any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale or (ii) any disposition of any securities by such Person shall be excluded;
(b)any extraordinary, non-recurring, or unusual items (including gains or losses, together with any related taxes, fees, and expenses) shall be excluded (for the avoidance of doubt, including the Litigation Settlement Expense);
(c)the net income of any Person that is not a Credit Party shall be excluded (irrespective of whether paid as a dividend or otherwise distributed to any Credit Party);
(d)any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;
(e)any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;
(f)the cumulative effect of a change in accounting principles shall be excluded;
(g)any expenses or reserves for liabilities shall be excluded to the extent that any Credit Party is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which such Credit Party is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Credit Party will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (g));
(h)losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and
(i)gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded.
“Consolidated Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Indebtedness of the Credit Parties that is secured by Liens on any property or assets of the Credit Parties as of such date (other than any such Consolidated Indebtedness that is otherwise expressly subordinated in right of payment to the Obligations pursuant to a written agreement substantially consistent with the terms of the Subordination Agreement) to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, that for purposes of calculating the Consolidated Secured Leverage Ratio, Consolidated EBITDA related to any Management Agreement or IP Licensing Agreement for the fiscal quarter in which a Qualifying Act of Terrorism adversely impacting any related Management Fees or IP Licensing Fees (in the good faith determination of Borrower), as applicable, shall have occurred and the next two succeeding fiscal quarters thereafter shall, in each case, be the greater of (1) Substituted Consolidated EBITDA with respect thereto and (2) actual Consolidated EBITDA with respect thereto for such fiscal quarter.
“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Indebtedness of the Credit Parties (other than any such Consolidated Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement substantially consistent with the terms of the Subordination Agreement) to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, that for purposes of calculating the Consolidated Total Leverage Ratio, Consolidated EBITDA related to any Management Agreement or IP Licensing Agreement for the fiscal quarter in which a Qualifying Act of Terrorism adversely impacting any related Management Fees or IP Licensing Fees (in the good faith determination of Borrower), as applicable, shall have occurred and the next two succeeding fiscal quarters thereafter shall, in each case, be the greater of (1) Substituted Consolidated EBITDA with respect thereto and (2) actual Consolidated EBITDA with respect thereto for such fiscal quarter.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.
“Covered Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes; other than, in the case of clause (a) or (b), Excluded Taxes.
“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then-existing Term Loans and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has the same or a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (provided that the stated maturity or Weighted Average Life to Maturity may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity of such Indebtedness in effect prior to such refinancing or (2) 91 days after the Final Maturity Date in effect at the time of issuance), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any upfront fees and original issue discount), (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) [reserved], (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, not materially more restrictive than the terms of the Refinanced Debt, (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) such Indebtedness shall not be secured by any Liens, except Liens on the Collateral.
“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) any Pari Passu Intercreditor Agreement, (e) any Second Lien Intercreditor Agreement, (f) any Incremental Joinder Agreement, (g) any Extension Amendment, (h) any Subordination Agreement, (i) the Collateral Agency Agreement and (j) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent, and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Fee Letter), all as amended from time to time, but shall not include a Swap Contract.
“Credit Parties” shall mean Borrower and the Guarantors.
“Credit Swap Contracts” shall mean any Swap Contract between a Credit Party and a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of “Swap Contract”).
“DB” shall mean Deutsche Bank AG New York Branch.
“Debt Fund Affiliate Lender” shall mean a Lender that is an Affiliate of Borrower that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which neither the Borrower nor its Subsidiaries, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity.
“Debt Issuance” shall mean the incurrence by a Credit Party of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.
“Declined Amounts” shall have the meaning given to such term in Section 2.10(b).
“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.
“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans.
“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (ii) comply with its obligations under this Agreement to make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (c) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (d) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon Administrative Agent’s and Borrower’s receipt of such written confirmation), or (e) has become the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (a) through (e) above will be conclusive and binding absent manifest error.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory is, or whose government is, the subject of any Sanction broadly prohibiting dealings with such government, country, or territory, including, without limitation, currently, Crimea, Cuba, Iran, North Korea, and Syria.
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Credit Parties in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.
“Discount Range” shall have the meaning provided in Exhibit K hereto.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Disqualification” shall mean, with respect to any Lender: (a) the failure of that person timely to file pursuant to applicable Gaming Laws (i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to Borrower; or (ii) any required application or other papers in connection with determination of the suitability of that person as a lender to Borrower; (b) the withdrawal by that person (except where requested or permitted by the Gaming Authority) of any such application or other required papers; (c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or (d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws: (i) that such person is “unsuitable” as a lender to Borrower; (ii) that such person shall be “disqualified” as a lender to Borrower; or (iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all lenders to Borrower.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (y) as a result of a redemption required by Gaming Law or (z) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.
“Disqualified Lenders” shall mean (i) such Persons that have been specified in writing to the Administrative Agent (it being understood that the Administrative Agent will distribute the list of such Persons to a Lender upon request) (a) prior to September 19, 2018 as being “Disqualified Lenders” and (b) within 10 Business Days after the end of each fiscal quarter, provided, that (x) if no Persons are specified in writing to the Administrative Agent pursuant to clause (i)(b) for any fiscal quarter, the Persons specified in writing to the Administrative Agent with respect to the previous fiscal quarter (or, if no previous fiscal quarter, pursuant to clause (a) above), shall be deemed to have been specified in writing to the Administrative Agent for such fiscal quarter, and (y) in no event shall any Person be specified in writing to the Administrative Agent pursuant to clause (i)(b) above at any time that such Person is a Lender hereunder, (ii) any other persons who are Competitors of Borrower that are separately identified in writing by Borrower to the Administrative Agent from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (a) identified in writing by Borrower to the Administrative Agent from time to time or (b) clearly identifiable as an Affiliate solely on the basis of such Affiliate’s name; provided that, any such additional designation permitted by the foregoing clauses (i) and (ii) shall not apply retroactively to any prior assignment (or prior participation in the Loans) permitted hereunder at the time of such assignment (or prior participation in the Loans).
“Documentation Agents” means BNP Paribas, Credit Agricole Corporate and Investment Bank, The Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, in their capacities as documentation agents.
“Dollars” and “$” shall mean the lawful money of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Borrower Loan Purchases, the Credit Parties, and (iii) so long as in compliance with Sections 13.05(e) and (f), as applicable, Affiliate Lenders and Debt Fund Affiliate Lenders; provided, however, that (x) other than as set forth in clause (ii) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender unless consented to in writing by Borrower, and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or is subject to a Disqualification.
“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Credit Party.
“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of a Credit Party for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of a Credit Party, arising under Environmental Law whether or not such activities are carried out voluntarily.
“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.
“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership or member’s interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.
“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance for purposes of the definition of “Equity Issuance Proceeds”; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.
“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.
“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Entity” shall mean any member of an ERISA Group.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (e) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any ERISA Entity to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any ERISA Entity.
“ERISA Group” shall mean the Credit Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b) or (c) of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning set forth in Section 11.01.
“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):
(a)Consolidated Net Income; plus
(b)an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus
(c)the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); plus
(d)any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus
(e)the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus
(f)any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus
(g)the amount of Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness, Asset Sales, or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Credit Parties; minus
(h)the amount of principal payments of the Loans, Other Applicable Indebtedness, and Other First Lien Indebtedness of the Credit Parties (excluding (i) repayments of revolving indebtedness, except to the extent the commitments in respect of such revolving debt are permanently reduced in connection with such repayments and (ii) prepayments of Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vi))), in each case, except to the extent financed with the proceeds of Indebtedness, Asset Sales, or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Credit Parties; minus
(i)the amount of Investments made during such period pursuant to Section 10.04 (other than Sections 10.04(a), (b), (c), (d), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g), (h) (to the extent not taken into account in arriving at Consolidated Net Income), (j), (k), (n) and (o)), except to the extent financed with the proceeds of Indebtedness, Asset Sales, or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Credit Parties; minus
(j)the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus
(k)any payments made under Support Guaranties to the extent not taken into account in arriving at Consolidated Net Income except to the extent financed with the proceeds of Indebtedness, Asset Sales, or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Credit Parties; minus
(l)any expenses or reserves for liabilities to the extent that any Credit Party is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income; minus
(m)any extraordinary, non-recurring, or unusual losses or charges (together with any related taxes, fees, and expenses, and for the avoidance of doubt, including the Litigation Settlement Expense) paid in cash during such period, to the extent not taken into account in arriving at Consolidated Net Income.
“Excluded Information” shall have the meaning provided in Section 12.07(b).
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Agent or Lender or required to be withheld or deducted from any payment to any Agent or Lender: (a) income, franchise, branch profits or other similar Taxes imposed on or measured by net income or net profits (however denominated), in each case, (i) imposed by any jurisdiction as a result of such recipient being organized under the laws of, having its principal office located in or, in the case of any Lender, having its Applicable Lending Office located in the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) in the case of any Lender, other than an assignee pursuant to a request by Borrower under Section 2.11(a), any U.S. federal withholding tax that is imposed on amounts payable to such Person under the laws in effect at the time such Person becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, immediately prior to the designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.06(a), (c) Taxes attributable to such Lender’s failure to comply with Sections 5.06(b) or (d) and (d) any Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 8.22(a).
“Extended Term Loans” shall have the meaning provided in Section 2.13(a).
“Extending Lender” shall have the meaning provided in Section 2.13(c).
“Extension Amendment” shall have the meaning provided in Section 2.13(d).
“Extension Election” shall have the meaning provided in Section 2.13(c).
“Extension Request” shall mean any Term Loan Extension Request.
“Extension Tranche” shall mean all Extended Term Loans of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Tranche).
“Facility” shall mean any establishment, facility and other property or assets ancillary or related thereto or used in connection therewith, the primary focus of which is, or when completed will be, the hospitality, gaming, leisure and/or consumer industries (including, without limitation, any Gaming Facility).
“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
“Fair Share” has the meaning set forth in Section 6.10.
“Fair Share Shortfall” has the meaning set forth in Section 6.10.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations thereunder or official governmental interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official guidance) implementing the foregoing.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.
“Fee Letter” shall mean the amended and restated fee letter agreement dated as of October 5, 2018, by and among the Borrower and the Lead Arrangers.
“Final Maturity Date” shall mean the latest of the Term Facility Maturity Date, the latest final maturity date applicable to any Extended Term Loans, the latest final maturity date applicable to any Incremental Term Loans and the latest final maturity date applicable to any Other Term Loans.
“Fitch” shall mean Fitch Ratings Inc., or any successor entity thereto.
“Fixed Amounts” has the meaning set forth in Section 1.05(a).
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.
“Funding Credit Party” has the meaning set forth in Section 6.10.
“Funding Date” shall mean the date of the making of any Loan hereunder (including the Closing Date).
“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.
“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Borrower or any of its Subsidiaries to engage in, operate or manage the casino, gambling or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.
“Gaming Authority” shall mean any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed, leased or operated by Borrower or any of its Subsidiaries.
“Gaming Facility” shall mean any gaming establishment, facility and other property or assets ancillary or related thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, theaters, parking facilities, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels and related equipment.
“Gaming Laws” shall mean all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing, investigatory or permit authority over gambling, gaming or Gaming Facility activities conducted, operated or managed by Borrower or any of its Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.
“Gaming License” shall mean any Gaming Approval or other casino, gambling or gaming license issued by any Gaming Authority covering any Gaming Facility that permits the licensee to operate a gaming establishment.
“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.
“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.
“Guaranteed Obligations” has the meaning set forth in Section 6.01.
“Guarantors” shall mean Asia Guarantor, Holdings Guarantor, and each Additional Credit Party that may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Guarantors shall not include any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents.
“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.
“Holdings Guarantor” has the meaning set forth in the introductory paragraph hereof.
“Impacted Loans” has the meaning set forth in Section 5.02(a).
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Incremental Effective Date” has the meaning set forth in Section 2.12(b).
“Incremental Equivalent Debt” has the meaning set forth in Section 10.01(m).
“Incremental Equivalent Prepayment Amount” has the meaning set forth in Section 10.01(m).
“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).
“Incremental Loan Amount” shall mean (a) the Shared Fixed Incremental Amount plus (b) the aggregate of: (i) the principal amount of any optional prepayment of any Term Loans pursuant to Section 2.09(a) and (ii) the cash amount paid in respect of any Term Loans in connection with assignments to Borrower or any of its Subsidiaries pursuant to Section 13.05(d) (in each case for this clause (b), excluding any prepayments funded with the proceeds of long-term Indebtedness) (the “Incremental Prepayment Amount”) minus the aggregate principal amount of all Incremental Equivalent Debt incurred or issued in reliance on the Incremental Equivalent Prepayment Amount plus, (c) any additional or other amount, so long as, solely in this case of this clause (c), the Consolidated First Lien Secured Leverage Ratio does not exceed 4.00 to 1.00, determined on a Pro Forma Basis as of the most recent Calculation Date (it being understood that Borrower may elect whether any Incremental Loan Amount is made in reliance on clause (a), (b) or (c)); provided that, for such purpose, if clauses (a) and/or (b), on the one hand, and clause (c), on the other hand, are utilized on the same date, Consolidated Indebtedness will not include any Indebtedness incurred under clauses (a) and/or (b) on such date; provided, further, that if the proceeds of the Term Loans made under the Incremental Term Loan Commitments then being incurred are to be used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof (including repayment of Indebtedness of a Person acquired, or that is secured by the assets acquired, in a Permitted Acquisition or other Acquisition), at the election of Borrower, the Consolidated First Lien Secured Leverage Ratio may be tested for purposes of determining the Incremental Loan Amount as of the time the acquisition agreement with respect to such Permitted Acquisition or other Acquisition is entered into, and not at the time such Incremental Term Loan Commitments are obtained (and, in any such case, at the election of Borrower may also be tested at the time such Incremental Term Loan Commitments are obtained). It is understood and agreed that (I) Borrower may elect to use either amounts under clause (a), (b) or (c) above and if each are available and Borrower does not make an election, Borrower will be deemed to have elected to use amounts under clause (c), (b) and (a) (in such order) above and (II) Indebtedness incurred in reliance on amounts under clauses (a) and (b) above shall be reclassified as incurred under clause (c) above as Borrower may elect from time to time if Borrower meets the applicable Consolidated First Lien Secured Leverage Ratio at such time on a Pro Forma Basis.
“Incremental Prepayment Amount” shall have the meaning assigned thereto in the definition of “Incremental Loan Amount”.
“Incremental Term Facility Loan Commitments” shall have the meaning assigned thereto in Section 2.12(a).
“Incremental Term Facility Loans” shall have the meaning assigned thereto in Section 2.12(a).
“Incremental Term Loan Commitments” shall mean Incremental Term Facility Loan Commitments and New Term Loan Commitments.
“Incremental Term Loans” shall mean Incremental Term Facility Loans and New Term Loans.
“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).
“Incurrence-Based Amounts” has the meaning set forth in Section 1.05(a).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within five (5) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of employee deferred compensation and benefit plans and (z) any obligations of such Person in respect of Support Guaranties shall not constitute Indebtedness.
“Indemnitee” has the meaning set forth in Section 13.03(b).
“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”
“Intellectual Property” has the meaning set forth in Section 8.18.
“Intercompany Indebtedness” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or any other Credit Party owed to any Affiliate of Borrower (other than a Credit Party) that (a) is subject to a Subordination Agreement or otherwise contains subordination provisions reasonably satisfactory to Administrative Agent and (b) shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund or interest payment, fee payment or similar payment due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance.
“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and, subject to Section 2.01(b), ending on the date one, two, three, or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and consented to by, in the case of a period that is one month or less, the Administrative Agent and, in all cases of a period that is twelve months or less but greater than one month, all the applicable Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period for a Class shall extend beyond the maturity date for such Class.
Notwithstanding the foregoing, as to any LIBOR Loan made on a day that is not the last Business Day of a calendar month, Borrower may select an Interest Period that shall commence on the date on which such Loan is made and expire on the last Business Day of such calendar month and thereafter revert to the Interest Period selected in compliance with the foregoing.
“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.
“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For the avoidance of doubt, it is understood and agreed that any payments made in respect of Support Guaranties shall not constitute Investments.
“IP Licensing Agreements” shall mean (a) that certain 2014 Intellectual Property Licensing Agreement, dated as of November 20, 2014, among Holdings Guarantor, Borrower, and Wynn Massachusetts, (b) that certain 2015 Intellectual Property Licensing Agreement, dated as of February 26, 2015, among Borrower, Holdings Guarantor, and Wynn Las Vegas, (c) that certain Intellectual Property License Agreement, dated as of September 19, 2009, among Borrower, Holdings Guarantor, and Wynn Macau, Limited, (d) that certain Amended and Restated Intellectual Property License Agreement, dated as of September 19, 2009, among Borrower, Holdings Guarantor, and Wynn Macau, and (e) any other licensing agreements in form and substance substantially similar to any agreement described in clauses (a) through (d).
“IP Licensing Fees” shall mean any fees payable by a Subsidiary or Affiliate (other than a Credit Party) to a Credit Party pursuant to any and all IP Licensing Agreements.
“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit I attached hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the Pledge Agreement.
“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which a Credit Party (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).
“Junior Financing” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of all or any of the Credit Parties (a) (i) that is subordinated in right of payment to the Loans and contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (ii) that contains subordination provisions reasonably satisfactory to Administrative Agent and (b) that shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date).
“Junior Prepayments” shall have the meaning provided in Section 10.09.
“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.
“LCT Election” shall have the meaning set forth in Section 1.07.
“LCT Test Date” shall have the meaning set forth in Section 1.07.
“Lead Arrangers” shall mean, collectively, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Fifth Third Bank, JPMorgan Chase Bank, N.A., SunTrust Robinson Humphrey, Inc., and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners hereunder.
“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lenders” shall mean (a) each Person listed on Annex A, (b) any Lender providing an Incremental Term Loan Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15, and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement.
“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. LIBOR (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other Administrative Agent branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period; provided that the LIBO Rate shall not be less than 0%. Notwithstanding the foregoing, for purposes of clause (iii) of the definition of “Alternate Base Rate”, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination).
“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”
“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by Borrower or any of its Subsidiaries.
“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.
“Limited Condition Transaction” shall have the meaning set forth in Section 1.07.
“Liquor Authority” has the meaning set forth in Section 13.13(a).
“Liquor Laws” has the meaning set forth in Section 13.13(a).
“Litigation Settlement Expense” shall mean any loss, charge, or expense related to that certain Settlement Agreement and Mutual Release entered into by and between Wynn Resorts, Limited along with Stephen A. Wynn, Linda Chen, Russell Goldsmith, Ray R. Irani, Robert J. Miller, John A. Moran, Marc D. Schorr, Alvin V. Shoemaker, D. Boone Wayson, Kimmarie Sinatra, and Allan Zeman on the one hand and Universal Entertainment Corp. and Aruze USA, Inc. on the other hand.
“Loans” shall mean the Term Loans.
“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable fees and expenses of one primary counsel for the Secured Parties collectively, and any local counsel reasonably required in any applicable jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.
“Management Agreement or IP Licensing Agreement Initial Fiscal Quarter” shall mean for any Management Agreement or IP Licensing Agreement entered into by a Credit Party after the Closing Date, the first full fiscal quarter after the date such Management Agreement or IP Licensing Agreement, as applicable, is entered into by such Credit Party.
“Management Agreements” shall mean (a) that certain Management Fee and Corporate Allocation Agreement, dated as of November 20, 2014, between Wynn Massachusetts and Borrower, (b) that certain Management Agreement, dated December 14, 2004, between Wynn Las Vegas and Borrower, (c) that certain Corporate Allocation Agreement, dated as of September 19, 2009, between Wynn Macau, Limited and Borrower, (d) that certain Amended and Restated Corporate Allocation Agreement, dated as of September 19, 2009, between Wynn Macau and Borrower, and (e) any other management agreements in form and substance substantially similar to any agreement described in clauses (a) through (d).
“Management Fees” shall mean any fees, costs, expenses, or reimbursements payable by a Subsidiary to a Credit Party (other than a Credit Party to a Credit Party) pursuant to any and all Management Agreements.
“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U, and Regulation X.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral; provided, that no litigation challenging the issuance of a Gaming License (whether in Nevada, Massachusetts, Macau, or otherwise) or any matters arising therefrom, related thereto or in connection therewith shall constitute, result or otherwise have (or reasonably be expected to constitute, result or otherwise have) a Material Adverse Effect.
“Maximum Rate” has the meaning set forth in Section 13.19.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period, or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Available Proceeds” shall mean:
(i)    in the case of any Asset Sale pursuant to Section 10.05(c), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by any Credit Party directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of any Company in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any amounts applied by such Credit Party to repay Indebtedness that is secured by a Permitted Lien on the subject Property required to be repaid as a condition to the purchase or sale of such Property or that are contributed by such Credit Party to its Subsidiaries to repay Indebtedness of such Subsidiaries; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;
(ii)    in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of any Company in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations, and (C) any Taxes paid or payable by or on behalf of any Company in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided that, in the case of a Casualty Event with respect to property that is subject to a lease entered into for the purpose of, or with respect to, operating or managing a Facility, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor or (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease); and
(iii)    in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.
“Nevada Collateral Agent” shall mean Bank of America, N.A., as collateral agent under the Collateral Agency Agreement.
“New Term Loan Commitments” has the meaning set forth in Section 2.12(a).
“New Term Loans” has the meaning set forth in Section 2.12(a).
“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.
“Notes” shall mean the promissory notes substantially in the form of Exhibit A.
“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to Administrative Agent.
“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent.
“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, or any Credit Swap Contract (including in each case interest, fees, costs or charges accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.
“OFAC” has the meaning set forth in Section 8.22(b)(v).
“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the Board of Directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.
“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit L hereto or such other form as is reasonably acceptable to Administrative Agent.
“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation or articles of organization, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company or operating agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.
“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(c), (g) and (n).
“Other Connection Taxes” shall mean, with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document).
“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness, or Incremental Equivalent Debt.
“Other Junior Indebtedness” shall mean Permitted Unsecured Indebtedness, Permitted Second Lien Indebtedness, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(n), or Incremental Equivalent Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.
“Other Taxes” has the meaning set forth in Section 5.06(e).
“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.
“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.
“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations (as defined in the Pledge Agreement), the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations (as defined in the Pledge Agreement), the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (in each case, except Unasserted Obligations), including principal, interest, fees, costs (including post-petition interest, fees, costs and charges even if such interest, fees costs and charges are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit N hereto or such other form as is reasonably acceptable to Administrative Agent.
“Participant Register” has the meaning set forth in Section 13.05(a).
“Patriot Act” has the meaning set forth in Section 8.22(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.
“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.
“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit J or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h).
“Permits” has the meaning set forth in Section 8.15.
“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation, or otherwise, by a Credit Party of all or substantially all of the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after a binding contract with respect thereto is entered into between such Credit Party and the seller with respect thereto and after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom and, immediately after giving effect thereto the Consolidated Secured Leverage Ratio calculated on a Pro Forma Basis shall not exceed 5.00 to 1.00 as of the most recent Calculation Date, (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, and (c) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a) through (c) above, together with all relevant financial information for the Person or assets to be acquired.
“Permitted Business” shall mean any business of the type in which the Credit Parties are engaged or proposed to be engaged on the date of this Agreement, including any business, the primary focus of which, is in the hospitality, gaming, leisure or consumer industries, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).
“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of a Credit Party acquiring such assets, in each case, in its good faith judgment.
“Permitted First Lien Indebtedness” shall mean any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a pari passu basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets other than the Collateral, (b) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement, (c) is not scheduled to mature prior to the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least such Final Maturity Date), (d) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (e) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) applicable to any such Indebtedness shall be (as determined by Borrower in good faith) substantially consistent with those applicable to any then-existing Term Facility Loans as existing on the date of incurrence of such Indebtedness except, to the extent such terms (A) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant shall also be applicable to the Term Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date applicable to the Term Facility Loans) or (2) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term Facility Loans (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings and except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term Facility Loans) (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness), or (B) are (1) added to the Term Facility Loans, (2) applicable only after the Final Maturity Date applicable to the Term Facility Loans, or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding Term Facility Loans), and (f) other than in the case of a revolving facility or Indebtedness incurred pursuant to the Bridge Commitment Letter (in which case the stated maturity thereof may be no less than 364 days), does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms at least to such Final Maturity Date) (provided that the Weighted Average Life to Maturity may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (i) the stated maturity of any then-outstanding Term Loans or (ii) the Final Maturity Date then in effect at the time of issuance or incurrence) (excluding bridge facilities allowing extensions on customary terms at least to such Final Maturity Date).
“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.
“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after the Final Maturity Date), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding bridge facilities allowing extensions on customary terms to at least ninety-one (91) days after such Final Maturity Date) and (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.
“Permitted Liens” has the meaning set forth in Section 10.02.
“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or Weighted Average Life to Maturity may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity of such Indebtedness in effect prior to such refinancing or (2) 91 days after the Final Maturity Date in effect at the time of issuance), (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any Guarantor incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.
“Permitted Second Lien Indebtedness” shall mean any Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that (a) is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets other than the Collateral, (b) meets the Permitted Junior Debt Conditions and (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent.
“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and any Permitted First Lien Indebtedness and is not secured by any property or assets other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and Permitted First Lien Indebtedness, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent and (d) meets the Permitted Junior Debt Conditions.
“Permitted Unsecured Indebtedness” shall mean any unsecured Indebtedness of Borrower (and Contingent Obligations of the Guarantors in respect thereof) that meets the Permitted Junior Debt Conditions or is Junior Financing. For the avoidance of doubt, Disqualified Capital Stock shall not constitute Permitted Unsecured Indebtedness.
“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by a Credit Party in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.
“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.
“Pledge Agreement” shall mean a pledge agreement substantially in the form of Exhibit G among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof.
“Pledged Collateral” has the meaning set forth in the Pledge Agreement.
“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 60 Wall Street, New York, NY 10005, or such other office as may be designated in writing by Administrative Agent.
“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.06.
“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.
“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.04.
“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.
“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.
“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which any Credit Party owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of Facilities (and properties ancillary or related thereto) with respect to which any Credit Party (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Act of Terrorism” shall mean (a) any Act of Terrorism which occurs on any property of Borrower or its Affiliates or in which Borrower or any of its Affiliates, or any property of any of them, is the target or (b) any Act of Terrorism which occurs at any gaming facility or material hospitality establishment in any market in which Borrower or any of its Affiliates operates a Facility.
“Quarter” shall mean each three month period ending on March 31, June 30, September 30, and December 31.
“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.
“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds.
“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.
“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.
“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.
“Register” has the meaning set forth in Section 2.08(c).
“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Indemnified Person” has the meaning set forth in Section 13.03(b).
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Removal Effective Date” has the meaning set forth in Section 12.06(b).
“Replaced Lender” has the meaning set forth in Section 2.11(a).
“Replacement Lender” has the meaning set forth in Section 2.11(a).
“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term Facility Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term Facility Loans of the respective Type (with the comparative determinations of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) and to be made after taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such tranche of replacement term loans or Term Facility Loans, as the case may be) payable to all Lenders holding such replacement term loans or Term Facility Loans, as the case may be, but exclusive of any arrangement, structuring, or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such tranche of replacement term loans or Term Facility Loans, as the case may be, after giving effect to the syndication thereof) (excluding any such loans incurred in connection with a Change of Control or a Transformative Acquisition and any such loan that is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Facility Loans (it being understood that a conversion of Term Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term Facility Loans), (ii) any amendment, waiver, or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term Facility Loans (with the determination of such effective reduction to be made in accordance with the applicable provisions set forth in the parenthetical appearing in preceding clause (i)(x)), excluding any such amendment, waiver, or modification entered into in connection with a Change of Control or a Transformative Acquisition, and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement, or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or a Transformative Acquisition) if such Incremental Term Loans or Other Debt has an effective interest rate margin for the respective Type of such replacement term loan that is less than the Applicable Margin for Term Facility Loans at the time of the prepayment thereof (with the comparative determination of such margins to be made by Administrative Agent (consistent with generally acceptable financial practices) taking into account all upfront or similar fees or original issue discount (amortized assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) of such Incremental Term Loans or Other Debt) payable to all lenders holding such Incremental Term Loans or Other Debt, as the case may be, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) holding such Incremental Term Loans or Other Debt, as the case may be, after giving effect to the syndication thereof). Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii), and (iii) shall be conclusive and binding on all Lenders holding Term Facility Loans.
“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Loans and unutilized Commitments then outstanding represents more than 50% of the aggregate sum (without duplication) of all outstanding Loans of all Non-Defaulting Lenders and all unutilized Commitments of all Non-Defaulting Lenders.
“Required Tranche Lenders” shall mean: (a) with respect to Term Facility Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Term Facility Loans and unutilized Term Facility Commitments of all Non-Defaulting Lenders then outstanding; (b) with respect to Lenders having Incremental Term Loans or Incremental Term Loan Commitments, Lenders having more than 50% of the aggregate sum of the Incremental Term Loans and unutilized Incremental Term Loan Commitments then outstanding, (c) for each Extension Tranche, if applicable, with respect to Lenders having Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Extended Term Loans and commitments of all Non-Defaulting Lenders in respect thereof, as applicable, then outstanding; and (d) for each Tranche of Other Term Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments of all Non-Defaulting Lenders then outstanding.
“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Requirement” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR funding by member banks (currently referred to as “Eurocurrency liabilities”). The LIBO Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.
“Resignation Effective Date” has the meaning set forth in Section 12.06(a).
“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, chief accounting officer, senior financial officer or treasurer of Borrower.
“Restricted Payment” shall mean dividends (in cash, Property, or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in any Credit Party, but excluding dividends, payments, or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement, or exchange of any Qualified Capital Stock in such Credit Party through, or with the proceeds of, the issuance of Qualified Capital Stock in any Credit Party.
“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.
“Sanction(s)” shall mean any economic or trade or financial sanction or restrictive measures or trade embargo enacted, administered, imposed or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit O hereto or such other form as is reasonably acceptable to Administrative Agent.
“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).
“Secured Parties” shall mean the Agents, the Lenders, and any Swap Provider that is party to a Credit Swap Contract.
“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.
“Security Documents” shall mean the Pledge Agreement, the Collateral Agency Agreement and each other security document or pledge agreement, instrument, or other document required by applicable local law or otherwise executed and delivered by a Credit Party to grant or perfect a security interest in any Property acquired or developed that is of the kind and nature that would constitute Collateral on the Closing Date, and any other document, agreement or instrument utilized to pledge or grant as collateral for the Obligations any Property of whatever kind or nature.
“Shared Fixed Incremental Amount” shall mean, as of any date of determination, (a) $250.0 million minus (b)(i) the aggregate principal amount of all Incremental Term Loan Commitments incurred or issued in reliance on the Shared Fixed Incremental Amount and (ii) the aggregate principal amount of all Incremental Equivalent Debt incurred or issued in reliance on Section 10.01(m) in reliance on the Shared Fixed Incremental Amount.
“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.
“Specified Transaction” shall mean any (a) incurrence or repayment of Indebtedness (other than for working capital purposes), (b) Investment or other action that results in a Person becoming a Guarantor, (c) Permitted Acquisition or other Acquisition, (d) Asset Sale, and (e) Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person.
“Subordination Agreement” shall mean each Subordination Agreement, substantially in the form of Exhibit P, among the Administrative Agent, the applicable Credit Parties and the providers of any Intercompany Indebtedness.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.
“Substituted Consolidated EBITDA” shall mean with respect to any fiscal quarter, the greater of Consolidated EBITDA relating to any Management Agreement or IP Licensing Agreement for such fiscal quarter (a) during the immediately preceding fiscal year corresponding to such fiscal quarter and (b) immediately preceding the fiscal quarter in which the applicable Qualifying Act of Terrorism shall have occurred, in each case subject to customary seasonal adjustments (as determined in good faith by Borrower).
“Supermajority Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 66 2/3% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Loans and unutilized Commitments then outstanding represents more than 66 2/3% of the aggregate sum (without duplication) of all outstanding Loans of all Non-Defaulting Lenders and all unutilized Commitments of all Non-Defaulting Lenders.
“Supplemental Credit Party Financial Information” shall mean a presentation of the revenues and Consolidated EBITDA of the Credit Parties for the period presented as well as the amount of cash and cash equivalents and outstanding Indebtedness of the Credit Parties as of the last day of the period presented, in each case in the form to be reasonably agreed between the Borrower and the Administrative Agent.
“Support Guaranties” shall mean (a) that certain Completion Guaranty, dated as of November 20, 2014, between Borrower and DB, (b) that certain Recourse Indemnity Agreement, dated as of July 25, 2018, among Borrower, PPF Retail, LLC, a Delaware limited liability company, and Crown Retail Services, LLC, a New York limited liability company, in favor of United Overseas Bank Limited, New York Agency, (c) that certain Hazardous Materials Indemnity Agreement, dated as of July 25, 2018, among Borrower, Wynn/CA Plaza Property Owner, LLC, a Nevada limited liability company, and Wynn/CA Property Owner, LLC, a Nevada limited liability company, for the benefit of United Overseas Bank Limited, New York Agency and (d) any other completion guaranties or other guaranties in form and substance substantially similar to any agreement described in clauses (a) through (c) that is provided by a Credit Party in support of obligations of its Subsidiaries or Joint Ventures.
“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by any Credit Party.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of the Guarantors if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.
“T/C Percentage” of any Lender with respect to a Tranche of Commitments at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment under such Tranche of such Lender at such time and the denominator of which is the total Commitments under such Tranche at such time; provided, however, that if the T/C Percentage of any Lender with respect to a Tranche of Commitments is to be determined after the total Commitments under such Tranche have been terminated, then the T/C Percentage of such Lender under such Tranche of Commitments shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments after termination of the Commitments under such Tranche.
“Tax Indemnification Agreement” means the Tax Indemnification Agreement, dated as of September 24, 2002, among Borrower, Valvino Lamore, Stephen A. Wynn, Aruze USA, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Kenneth R. Wynn Family Trust dated February 20, 1985.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility Commitment” shall mean, for each Lender, the obligation of such Lender to make Loans pursuant to Section 2.01(a) hereof on the Closing Date in a principal amount not to exceed the amount of such Lender’s Commitments as set forth on Annex A, as the same may be (a) changed pursuant to Section 13.05(b) or (b) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Term Facility Commitments of all Lenders as of the Closing Date is $500,000,000.00.
“Term Facility Loans” shall mean collectively, the term loans made pursuant to Section 2.01(a).
“Term Facility Maturity Date” shall mean the date that is the sixth anniversary of the Closing Date.
“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).
“Term Loans” shall mean, collectively, the Term Facility Loans, any Incremental Term Loans, any Extended Term Loans, and any Other Term Loans.
“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Credit Parties for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.
“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Term Facility Loans, (b) Lenders having Term Facility Commitments, and (c) Lenders having such other Tranche of Loans or Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Term Facility Loans, (b) Term Facility Commitments, and (c) such other Tranche of Loans or Commitments created pursuant to an Incremental Joinder Agreement, Extension Amendment, or Refinancing Amendment.
“Transactions” shall mean, collectively, (a) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date and (b) the payment of fees and expenses in connection with the foregoing.
“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Guarantor (or any Person that was a Guarantor) or any Gaming Facility.
“Transformative Acquisition” means any acquisition or investment (including by merger or consolidation) by any Credit Party that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or investment or (ii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or investment, would not provide the Credit Parties with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Trigger Event” shall mean the transfer of shares of Equity Interests of any Guarantor or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.
“Type” has the meaning set forth in Section 1.03.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.
“Unaffiliated Joint Ventures” shall mean any joint venture of any Credit Party; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by any Credit Party were made in compliance with this Agreement and (ii) no Affiliate (other than Borrower or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Borrower or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture (other than through Borrower (directly or indirectly through its Subsidiaries)). No Subsidiary of Borrower shall be an Unaffiliated Joint Venture.
“United States” shall mean the United States of America.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(b)(ii).
“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.
“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of the Term Loans (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.
“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.
“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Working Capital” means, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities. For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business, or asset so acquired (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business, or asset is sold, transferred, or otherwise disposed of, closed, or classified as discontinued operations by any Credit Party, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business, or asset so sold, transferred, or otherwise disposed of, closed, or classified as discontinued operations (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Wynn America” shall mean Wynn America, LLC, a Nevada limited liability company.
“Wynn Las Vegas” shall mean Wynn Las Vegas LLC, a Nevada limited liability company.
“Wynn Macau” shall mean Wynn Resorts (Macau), S.A., a company incorporated under the laws of Macau.
“Wynn Macau, Limited” shall mean Wynn Macau, Limited, an exempt company with limited liability under the laws of the Cayman Islands.
“Wynn Massachusetts” shall mean Wynn MA LLC, a Nevada limited liability company.
“Wynn Massachusetts Project” shall mean the casino resort and related amenities to be developed by Borrower and its Subsidiaries in Everett, Massachusetts.
“Wynn Massachusetts Project Opening Date” shall mean the date the Wynn Massachusetts Project is open to the general public.
“Wynn Trademarks” shall mean all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established, applied for or registered in the United States or any other country or any political subdivision thereof), together with the goodwill associated with the foregoing, now or hereafter owned by or registered to (including any applications filed by) any Borrower or Guarantor, including any and all of the foregoing using or incorporating the mark “WYNN”.

SECTION 1.02.    Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, that, except as otherwise explicitly provided in this Agreement, all such computations and determinations shall not be on a consolidated basis with any Person (including any Subsidiary) other than the Credit Parties. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).
SECTION 1.03.    Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Term Facility Loan (or, in the case of a Commitment to make a Term Facility Loan, a Term Facility Commitment) or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment, Incremental Joinder Agreement or a Refinancing Amendment, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.
SECTION 1.04.    Rules of Construction.
(a)    In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day New York, New York; (vi) Obligations shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.
(b)    In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.
(c)    In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.
(d)    Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations, replacements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations, replacements and other modifications are permitted by the Credit Documents; and (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
(e)    This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.
(f)    For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, than it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.05.    Ratio Calculations; Negative Covenant Reclassification.
(a)    Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Credit Documents may be used together by any Credit Party without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Credit Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Credit Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sales, dispositions, Restricted Payment, Affiliate transaction or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of (i) Section 10.01 (solely in the case of Indebtedness), (ii) Section 10.02 (solely in the case of Liens), (iii) Section 10.04 (solely in the case of Investments), (iv) Section 10.05 (solely in the case of Asset Sales and other dispositions), (v) Section 10.06 (solely in the case of Restricted Payments), (vi) Section 10.07 (solely in the case of Affiliate transactions), or (vii) Section 10.09 (solely in the case of payment or prepayment of Indebtedness), such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories of such Section at the time of such transaction or any later time from time to time, in each case, as determined by Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sales, dispositions, Restricted Payment, Affiliate transaction or payment or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) of such Section without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, Restricted Payments, Affiliate transactions or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions of such Section. For the avoidance of doubt, this Section 1.05(b) shall only permit redesignation and reclassification of certain “baskets” or categories within the same Section of Article X.
SECTION 1.01.    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, Consolidated EBITDA, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06.
(b)    For purposes of calculating Consolidated EBITDA, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Credit Party or was merged, amalgamated, or consolidated with or into a Credit Party since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then Consolidated EBITDA and the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.
(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated within fifteen (15) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions and synergies, the limitations and requirements set forth in clause (c) of the definitions of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 20.0% of Consolidated EBITDA for such Test Period (after giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.
(d)    In the event that any Credit Party incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of Consolidated EBITDA, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then Consolidated EBITDA, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of Consolidated EBITDA, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio.
SECTION 1.02.    Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Credit Document which requires the calculation of the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and/or the Consolidated Total Leverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Credit Document (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as (x) any Permitted Acquisition or other acquisition or Investment not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition) whose consummation is not conditioned upon the availability of, or on obtaining, third party financing, or (y) any unconditional repayment or redemption of, or irrevocable offer to purchase, any Indebtedness), at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Agreement and the other Credit Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA of Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of any Indebtedness that may be incurred based on compliance with the Consolidated First Lien Secured Leverage Ratio, the Consolidated Secured Leverage Ratio and/or the Consolidated Total Leverage Ratio, determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.
ARTICLE II.

CREDITS
SECTION 2.01.    Loans.
(a)    Commitments and Loans. Each Lender with a Term Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make Term Facility Loans to Borrower in Dollars on the Closing Date, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Term Facility Commitment of such Lender as in effect from time to time.
(b)    LIBOR Loans. No more than five (5) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.
SECTION 2.02.    Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing; provided that, in the case of a borrowing of ABR Loans requested to be made on a same day basis, Borrower shall deliver the Notice of Borrowing no later than 1:00 p.m., New York time, on the day of such proposed ABR Loan (which day shall be a Business Day). Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon) (or, in the case of a borrowing of ABR Loans requested to be made on a same day basis, 4:00 p.m.), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Term Facility Loan or Term Facility Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower. Each borrowing of Loans shall be made by each Lender pro rata based on its applicable T/C Percentage. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.
SECTION 2.03.    [Reserved].
SECTION 2.04.    Termination and Reductions of Commitment.
(a)    In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term Facility Commitments shall be automatically and permanently reduced by the amount of Term Facility Loans made in respect thereof on the Closing Date. Notwithstanding any other provision of this Agreement, any outstanding Term Facility Commitments shall automatically terminate upon the earlier of (x) such Term Facility Commitments being fully funded pursuant to Section 2.01(a) and (y) at 5:00 p.m., New York City time, on the Closing Date.
(b)    In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced by the amount of Incremental Term Loans made in respect hereof from time to time.
(c)    Any Commitment once terminated or reduced may not be reinstated.
(d)    Each reduction or termination of any of the Commitments pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.
SECTION 2.05.    Fees.
(a)    Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to by the Borrower and the Administrative Agent.
(b)    Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.
(c)    Borrower shall pay to the Lenders an upfront fee (which may take the form of original issue discount) equal to 0.25% of the aggregate principal amount of the Term Facility Commitment provided by such Lender on the Closing Date.
(d)    At the time of the effectiveness of a Repricing Transaction on or prior to the date that is six (6) months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal to 1.0% of the aggregate principal amount of Term Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction. Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
SECTION 2.06.    Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type. Each Lender may, at its option but subject to Section 5.06 as if such branch or Affiliate was deemed a “Lender” thereunder for purposes of documentation delivered to the Administrative Agent and payments required to be made to Borrower thereunder, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.
SECTION 2.07.    Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.
SECTION 2.08.    Notes; Register.
(a)    At the request of any Lender, its Term Facility Loans shall be evidenced by a promissory note, payable to such Lender or its registered assigns and otherwise duly completed, substantially in the form of Exhibit A of such Lender’s Loans, and in the case of any New Term Loans, such form of promissory note provided pursuant to the applicable Incremental Joinder Agreement; provided that any promissory notes issued in respect of Other Term Loans or Extended Term Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.
(b)    The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender or its registered assigns on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.
(c)    Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal and interest amounts of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register; provided that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.
SECTION 2.09.    Optional Prepayments and Conversions or Continuations of Loans.
(a)    Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(b)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C. If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.
(b)    Application.
(i)    The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.
(ii)    In addition to the foregoing, provided that the Consolidated First Lien Secured Leverage Ratio is less than 4.00 to 1.00 on a Pro Forma Basis (calculated assuming all amounts offered pursuant to this clause (b)(ii) were accepted as prepayment for the Loans and applied thereto) as of the most recent Calculation Date, Borrower shall have the right to elect to offer to prepay at par the Loans pro rata to the Term Facility Loans, the Extended Term Loans, Incremental Term Loans and the Other Term Loans then outstanding, and apply any amounts rejected for such prepayment to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively. If Borrower makes such an election, it shall provide notice thereof to Administrative Agent, who shall promptly, and in any event within one Business Day of receipt, provide such notice to the holders of the Term Facility Loans. Any such notice shall specify the aggregate amount offered to prepay the Term Facility Loans. Each holder of a Term Facility Loan, an Other Term Loan, an Incremental Term Loan or an Extended Term Loan may elect, in its sole discretion, to reject such prepayment offer with respect to an amount equal to or less than (w) with respect to holders of Term Facility Loans, an amount equal to the aggregate amount so offered to prepay Term Facility Loans times a fraction, the numerator of which is the principal amount of Term Facility Loans owed to such holder and the denominator of which is the principal amount of Term Facility Loans outstanding, (x) with respect to holders of Incremental Term Loans, an amount equal to the aggregate amount so offered to prepay Incremental Term Loans times a fraction, the numerator of which is the principal amount of Incremental Term Loans owed to such older and the denominator of which is the principal amount of Incremental Term Loans outstanding, (y) with respect to holders of Other Term Loans, an amount equal to the aggregate amount so offered to prepay Other Term Loans times a fraction, the numerator of which is the principal amount of Other Term Loans owed to such holder and the denominator of which is the principal amount of Other Term Loans outstanding, and (z) with respect to holders of Extended Term Loans, an amount equal to the aggregate amount so offered to prepay Extended Term Loans times a fraction, the numerator of which is the principal amount of Extended Term Loans owed to such holder and the denominator of which is the principal amount of Extended Term Loans outstanding. Any rejection of such offer must be evidenced by written notice delivered to Administrative Agent within five Business Days of receipt of the offer for prepayment, specifying an amount of such prepayment offer rejected by such holder, if any. Failure to give such notice will constitute an election to accept such offer. Any portion of such prepayment offer so accepted will be used to prepay the Term Facility Loans held by the applicable holders within ten Business Days of the date of receipt of the offer to prepay. Any portion of such prepayment rejected may be used by the Credit Parties to repurchase, prepay, redeem, retire, acquire, defease or cancel Indebtedness or make Restricted Payments notwithstanding any then applicable limitations set forth in Section 10.09 or 10.06, respectively.
(iii)    Any prepayment of Term Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(d).
SECTION 2.10.    Mandatory Prepayments.
(a)    Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):
(i)    Casualty Events. Within five (5) Business Days after any Credit Party receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:
(x)    if no Event of Default then exists or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Credit Party or repair, replace or restore the Property or other Property used or usable in the business of any Credit Party (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable), in each case within (A) six (6) months following receipt of such Net Available Proceeds or (B) if the relevant Credit Party enters into a legally binding commitment to reinvest such Net Available Proceeds within six (6) months following receipt thereof, within twelve (12) months following receipt of such Net Available Proceeds, and
(y)    if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).
Notwithstanding the foregoing provisions of this Section 2.10(a)(i) or otherwise, no mandatory prepayment shall be required pursuant to this Section 2.10(a)(i) in any fiscal year until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i) in such fiscal year shall exceed $25.0 million (and thereafter only Net Available Proceeds in excess of such amount shall be required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(i)).
(ii)    Debt Issuance. Within five (5) Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.
(iii)    Asset Sales. Within five (5) Business Days after receipt by a Credit Party of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c), in an aggregate principal amount equal to 50% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, that the percentage in this Section 2.10(a)(iii) shall be reduced to 0% if, at the time of such Asset Sale, the Consolidated First Lien Secured Leverage Ratio on a Pro Forma Basis is less than or equal to 4.00 to 1.00; provided, further, that:
(x)    an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Event of Default then exists or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of any Credit Party within (x) six (6) months following receipt of such Net Available Proceeds or (y) if the relevant Credit Party enters into a legally binding commitment to reinvest such Net Available Proceeds within six (6) months following receipt thereof, within twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); and
(y)    if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).
Notwithstanding the foregoing provisions of this Section 2.10(a)(iii) or otherwise, no mandatory prepayment shall be required pursuant to this Section 2.10(a)(iii) in any fiscal year until the date on which the Net Available Proceeds required to be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii) in such fiscal year shall exceed $25.0 million (and thereafter only Net Available Proceeds in excess of such amount shall be required be applied as mandatory prepayments pursuant to this Section 2.10(a)(iii)).
(iv)    Excess Cash Flow. For each fiscal year (commencing with the fiscal year ending December 31, 2019), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) Applicable ECF Percentage of Excess Cash Flow for such fiscal year, minus (y) the principal amount of (i) Loans voluntarily prepaid pursuant to Section 2.09 during such fiscal year plus (ii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year to the extent the amount of such Other First Lien Indebtedness so prepaid is not proportionally larger than the amount of Loans so prepaid according to the respective principal amounts of Other First Lien Indebtedness and Loans as of the beginning of the applicable fiscal year plus the principal amount of any additional Other First Lien Indebtedness or Loans incurred during the applicable fiscal year, in each case, except to the extent financed with the proceeds of Indebtedness of the Credit Parties.
(v)    Prepayments Not Required. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries, or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(a) so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation. To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would have a material adverse tax costs or consequences to Borrower or any of its Subsidiaries, an amount equal to such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans; provided that, on or before the date on which such Net Available Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.10(a)(i) or (iii), as applicable (or, in the case of Excess Cash Flow, a date on or before the date that is twelve (12) months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.10(a)(iv)), unless previously repatriated (in which case, (x) any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation)), (A) Borrower shall apply an amount equal to such Net Available Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Available Proceeds or Excess Cash Flow had been received by Borrower rather than such Foreign Subsidiary, minus, the amount of additional taxes that would have been payable or reserved against if such Net Available Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Available Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) pursuant to Section 2.10(b) or (B) such Net Available Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.
(vi)    Prepayments of Other First Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv), or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale, or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Loans. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid, or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.
(b)    Application. The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:
(i)    First, to the reduction of Amortization Payments on the Loans required by Sections 3.01(a) and (b) on a pro rata basis among each Tranche of Loans, subject to any Declined Amounts, and then to the remaining principal installments with respect thereto in direct order of maturity over the next succeeding four (4) quarterly installments and, thereafter, on a pro rata basis; provided, that each such prepayment shall, subject to the last paragraph of this Section 2.10(b), be applied to such Loans that are ABR Loans to the fullest extent thereof before application to Loans that are LIBOR Loans, and such prepayments of LIBOR Loans shall be applied in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 5.05; and
(ii)    Second, after application of prepayments in accordance with clause (i) above, Borrower shall be permitted to retain any such remaining excess.
Notwithstanding the foregoing, any Lender may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Lender that initially accepted such prepayment. Any such re-offered amounts rejected by such Lenders shall be retained by Borrower (any such retained amounts, “Declined Amounts”).
Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.
SECTION 2.11.    Replacement of Lenders.
(a)    Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification); provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), and (B) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.
(b)    If any Lender is subject to a Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender. Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law). Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority provides the disqualification notice to Borrower, to the extent prohibited by law: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.
SECTION 2.12.    Incremental Loan Commitments.
(a)    Borrower Request. Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of additional Term Loans with terms and conditions identical to the terms and conditions of existing Term Loans hereunder (“Incremental Term Facility Loans” and the related commitments, “Incremental Term Facility Loan Commitments”), provided, however, that, upfront fees or original issue discount may be paid to Lenders providing such Incremental Term Facility Loan Commitments, and/or (ii) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) the aggregate amount of all Incremental Term Loans issued or incurred (but excluding any such Incremental Term Loan Commitments that have been terminated prior to such date of determination without being funded) on or prior to such date shall not exceed the Incremental Loan Amount; provided that, to the extent the proceeds of any Incremental Term Loans or Incremental Term Loan Commitments are intended to be applied to finance a Limited Condition Acquisition, the Consolidated First Lien Secured Leverage Ratio shall be tested in accordance with Section 1.06 and (y) any such request for Incremental Term Loan Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount. Borrower may request Incremental Term Loan Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Term Loan Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Term Loan Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).
(b)    Incremental Effective Date. The Incremental Term Loan Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable judgment of Administrative Agent, to effect the provisions of this Section 2.12. Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Term Loan Commitments and the final allocation of such Incremental Term Loan Commitments. The effectiveness of any such Incremental Term Loan Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent:
(i)    Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Term Loan Commitments;
(ii)    an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent, and each Lender making or providing such Incremental Term Loan Commitment;
(iii)    no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Term Loan Commitments; provided that, with respect to any Incremental Term Loans (and any related Incremental Term Loan Commitments) the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof, the absence of an Event of Default (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower) shall not constitute a condition to the effectiveness of such Incremental Term Loans (and any related Incremental Term Loan Commitments), or the funding of such Incremental Term Loans, unless otherwise agreed by Borrower and the Lenders providing such Incremental Term Loans or Incremental Term Loan Commitments;
(iv)    the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates; and provided, further, that, with respect to any Incremental Term Loans and related Incremental Term Loan Commitments the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof, the only representations and warranties the making of which shall be a condition to the effectiveness of such Incremental Term Loans and related Incremental Term Loan Commitments and the funding of such Incremental Term Loans shall be (except as otherwise agreed, as it pertains to additional representations and warranties by Borrower and the Lenders providing such Incremental Term Loans or Incremental Term Loan Commitments and set forth in the applicable Incremental Joinder Agreement) (x) the representations and warranties set forth in Sections 8.01(a) (but only with respect to Credit Parties), 8.04(a)(i), 8.04(a)(ii), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(a), 8.11(b), 8.14 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements and delivery of certificated securities collateral representing Equity Interests in United States Persons), 8.17, 8.22 and 8.23 (as it relates to the use of proceeds of the Loans on the Incremental Effective Date) and (y) the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement;
(v)    (A) without the written consent of (x) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a maturity date after the proposed maturity date of any New Term Loans, the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-existing Tranche of Term Loans, and (y) the Required Tranche Lenders with respect to any Tranches of then-existing Term Loans that have a Weighted Average Life to Maturity that is longer than the proposed Weighted Average Life to Maturity of any New Term Loans, the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); it being understood that, subject to the foregoing, (i) the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans and (ii) in the case of Incremental Term Facility Loans, appropriate adjustments shall be made to the amortization schedule applicable to Term Facility Loans as are necessary to provide for the “fungibility” of such Incremental Term Facility Loans with the existing Term Facility Loans and (B) the New Term Loans shall (i) not be guaranteed by any Subsidiary other than Subsidiaries that are Guarantors and (ii) be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets other than Collateral.
(vi)    the yields and interest rate margins (in each case subject to Section 2.12(c)) and, except as set forth in clause (v) of this Section 2.12(b), amortization schedule, applicable to any New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;
(vii)    except as set forth in Section 2.12(a) and in clauses (i) through (vi) of this Section 2.12(b), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) applicable to any New Term Loans shall be (as determined by Borrower in good faith) substantially consistent with those applicable to any then-existing Term Facility Loans as existing on the date of incurrence of such New Term Loans except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any New Term Loans, such financial maintenance covenant shall also be applicable to the Term Facility Loans (except to the extent such financial maintenance covenant applies only to periods after the Final Maturity Date applicable to the Term Facility Loans) or (2) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term Facility Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term Facility Loans) (it being understood that any New Term Loans may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any New Term Loans with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term Facility Loans, (2) applicable only after the Final Maturity Date applicable to the Term Facility Loans, or (3) otherwise reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such New Term Loans, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding Term Facility Loans);
(viii)    any Incremental Term Facility Loans (and the corresponding Incremental Term Facility Loan Commitments) shall have terms identical to the terms of the existing Term Facility Loans (and the existing Term Facility Loan Commitments); provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term Facility Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term Facility Loans (and the corresponding Incremental Term Facility Loan Commitments) shall be as provided in this Section 2.12.
Upon the effectiveness of any Incremental Term Loan Commitment pursuant to this Section 2.12, any Person providing an Incremental Term Loan Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Term Loan Commitments, and (i) any Incremental Term Facility Loans (to the extent funded) shall be deemed to be Term Facility Loans hereunder and (ii) any New Term Loans shall be deemed to be additional Term Loans hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent, and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12. Such amendments may include provisions allowing any New Term Loans to be treated on the same basis as Term Facility Loans. In connection with the incurrence of any Incremental Term Facility Loans, Borrower shall be permitted to terminate any Interest Period applicable to Term Facility Loans on the date such Incremental Term Facility Loans are incurred.
(c)    Terms of Incremental Term Loan Commitments and Loans. The yield applicable to the Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term Facility Loans or New Term Loans issued within twelve (12) months after the Closing Date, if the All-In Yield applicable to such Incremental Term Facility Loans or New Term Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term Facility Loans to equal the All-In Yield then applicable to such Incremental Term Facility Loans or New Term Loans, minus 50 basis points.
(d)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.12 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Term Loan Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent.
(e)    Incremental Joinder Agreements. An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Incremental Term Loan Commitments (and any Loans made in respect thereof)).
(f)    Supersede. This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.
SECTION 2.13.    Extensions of Loans and Commitments.
(a)    Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request, and (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche. Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.
(b)    [Reserved].
(c)    Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the existing Tranche subject to such Extension Request modified to constitute Extended Term Loans shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the existing Tranche that it has elected to modify to constitute Extended Term Loans. In the event that the aggregate amount of Term Loans of the existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to such Extension Elections shall be modified to constitute Extended Term Loans on a pro rata basis based on the amount of Term Loans included in such Extension Elections. Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans of the existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans requested pursuant to such Extension Request.
(d)    Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit M to this Agreement or such other form as is reasonably acceptable to Administrative Agent). Each Extension Amendment shall be executed by Borrower, Administrative Agent, and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders). An Extension Amendment may, subject to Sections 2.13(a), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans).
SECTION 2.14.    Defaulting Lender Provisions.
(a)    Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:
(i)    Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and
(ii)    any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Cure. If Borrower and Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    Certain Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).
SECTION 2.15.    Refinancing Amendments.
(a)    At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans), in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.
(b)    The effectiveness of any such Credit Agreement Refinancing Indebtedness shall subject to the consent required pursuant to Section 2.15(d), be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (ii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of any of the Credit Parties incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent and the Lenders of customary legal opinions and other documents; and (iv) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent, and Lenders providing such Credit Agreement Refinancing Indebtedness.
(c)    The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.
(d)    Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (ii) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Facility Commitments hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent, and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15. Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term Facility Loans in connection with declining prepayments.
(e)    Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.
ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST
SECTION 3.01.    Repayment of Loans.
(a)    Term Facility Loans. Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term Facility Loans in repayment of the principal of the Term Facility Loans, on the following dates in the respective amounts set forth opposite such dates (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(i) or as provided in Section 2.12, in Section 2.13 or in Section 2.15), and the remaining principal amount of Term Facility Loans on the Term Facility Maturity Date.

Installment Payment Date	Principal Amount
March 31, 2019	$1,250,000
June 30, 2019	$1,250,000
September 30, 2019	$1,250,000
December 31, 2019	$1,250,000
March 31, 2020	$1,250,000
June 30, 2020	$1,250,000
September 30, 2020	$1,250,000
December 31, 2020	$1,250,000
March 31, 2021	$1,250,000
June 30, 2021	$1,250,000
September 30, 2021	$1,250,000
December 31, 2021	$1,250,000
March 31, 2022	$1,250,000
June 30, 2022	$1,250,000
September 30, 2022	$1,250,000
December 31, 2022	$1,250,000
March 31, 2023	$1,250,000
June 30, 2023	$1,250,000
September 30, 2023	$1,250,000
December 31, 2023	$1,250,000
March 31, 2024	$1,250,000
June 30, 2024	$1,250,000
September 30, 2024	$1,250,000
Term Facility Maturity Date	$471,250,000
(b)    New Term Loans; Extended Term Loans; Other Term Loans. New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.12(b). Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a). Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).
SECTION 3.02.    Interest.
(a)    Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:
(i)    during such periods as such Loan is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and
(ii)    during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.
(b)    To the extent permitted by Law, (i) upon the occurrence and during the continuance of an Event of Default (other than Events of Default under Sections 11.01(g) or 11.01(h)), overdue principal and overdue interest in respect of each Loan and all other Obligations not paid when due and (ii) upon the occurrence and during the continuance of an Event of Default under Section 11.01(g) or Section 11.01(h), all Obligations shall, in each case, automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this paragraph shall be payable on demand.
(c)    Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.
ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.
SECTION 4.01.    Payments.
(a)    All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day). Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)    Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Class and Type of Loans, or other amounts payable by Borrower hereunder to which such payment is to be applied.
(c)    Each payment received by Administrative Agent under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).
(d)    If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.
SECTION 4.02.    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Term Facility Commitments (in the case of the making of Loans) or their respective Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Term Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
SECTION 4.03.    Computations. Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.
SECTION 4.04.    Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to, in the case of Term Loans (x) with respect to Borrowings, $25.0 million and (y) with respect to conversions and partial repayments of principal, $5.0 million and, in each case, in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.
SECTION 4.05.    Certain Notices. Notices by Borrower to Administrative Agent of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent by telephone not later than 1:00 p.m., New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.
NOTICE PERIODS

Notice	Number of Business Days Prior
Termination or reduction of Commitments	3
Optional prepayment of, or conversions into, ABR Loans	1
Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3
Borrowing of ABR Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such Notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.
SECTION 4.06.    Non-Receipt of Funds by Administrative Agent.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
SECTION 4.07.    Right of Setoff, Sharing of Payments; Etc.
(a)    If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of the Administrative Agent to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.
(b)    Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein or in the Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.
(c)    Borrower agrees that any Lender so purchasing such participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
(d)    Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.
(e)    Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
ARTICLE V.

YIELD PROTECTION, ETC.
SECTION 5.01.    Additional Costs.
(a)    If any Change in Law shall:
(i)    subject any Lender to any Taxes with respect to this Agreement, any Note or any Lender’s participation therein, any Loan made by it (except for (1) any reserve requirement reflected in the LIBO Rate, (2) Covered Taxes and (3) Excluded Taxes);
(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or participation therein;
and the result of any of the foregoing is to materially increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender any additional amounts necessary to compensate such Lender for such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.
(b)    A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.
(c)    In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 5.02.    Inability To Determine Interest Rate.
(a)    If prior to the first day of any Interest Period: (i) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period or (ii) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (iii) the Required Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof. If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.
(b)    Notwithstanding the foregoing, if there are Impacted Loans as provided above, the Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent Borrower does not elect to maintain such Impacted Loans as ABR Loans) until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which the Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Borrower written notice thereof.
(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Base Rate has made a public statement that the administrator of the LIBO Base Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Base Rate), (x) the administrator of the LIBO Base Rate has made a public statement identifying a specific date after which the LIBO Base Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Base Rate), (y) the supervisor for the administrator of the LIBO Base Rate has made a public statement identifying a specific date after which the LIBO Base Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Base Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that the all-in interest rate based on the replacement index will, to the extent practicable, be equivalent to the all-in LIBO Rate-based interest rate in effect prior to its replacement); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 13.04, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 5.02(c), only to the extent the LIBO Base Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Continuation/Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBOR Loans shall be ineffective and (y) if any Notice of Borrowing requests a Borrowing of LIBOR Loans, such Borrowing shall be made as ABR Loans.
SECTION 5.03.    Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).
SECTION 5.04.    Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and
(ii)    all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.
If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
SECTION 5.05.    Compensation.
(a)    Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.
(b)    For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.
SECTION 5.06.    Net Payments.
(a)    Except as provided in this Section 5.06(a), all payments made by or on account of any obligation of any Credit Party hereunder or under any Note, Guarantee or other Credit Document will be made without setoff, counterclaim or other defense. Except as required by Law, all such payments will be made free and clear of, and without deduction or withholding for, any Taxes (including Taxes imposed or asserted on amounts payable under this Section 5.06). If, however, applicable Laws require any withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as reasonably determined by such withholding agent. The applicable withholding agent shall timely pay the amount of any Taxes deducted or withheld in respect of a payment made by a Credit Party hereunder or under any note, Guarantee or other Credit Document to the relevant Governmental Authority in accordance with applicable Law. If any Credit Party is the applicable withholding agent, Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable Law documentation reasonably satisfactory to the Administrative Agent evidencing such payment by the applicable Credit Party. If any Covered Taxes are so deducted or withheld by any applicable withholding agent, then the applicable Credit Party agrees to increase the sum payable by such Credit Party so that, after such deduction or withholding (including such deduction or withholding on account of Covered Taxes applicable to additional sums payable under this Section 5.06) the amount received by each Lender or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent, will not be less than the amount such recipient would have received had no such withholding or deduction been made. The Credit Parties agree to jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse any of them upon written request, for the amount of any Covered Taxes that are levied or imposed and paid by such indemnitee (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any reasonable expenses arising therefrom in each case, whether or not such Covered Taxes were correctly or legally imposed, other than any interest or penalties that are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the indemnitee’s gross negligence or willful misconduct. Such written request shall include a certificate setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.
(b)    %3.    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(b)(ii), (c), and (d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding anything to the contrary in this Section 5.06(b), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.
(i)    any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. Any Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an applicable income tax treaty; (2) IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no interest payments in connection with any Credit Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner. Any Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(c)    On the Closing Date, the Administrative Agent shall provide Borrower with two executed original copies of IRS Form W-8IMY (or any applicable successor forms) properly completed and duly executed to treat the Administrative Agent as a U.S. person (as described in U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A) or IRS Form W-9.
(d)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.
(e)    In addition, Borrower agrees to timely pay any present or future stamp, documentary, recording, intangible, filing or similar Taxes which arise from any payment made hereunder or under any other Credit Document or from the execution, delivery, filing, performance, enforcement, recordation or registration of, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(a) at the request of Borrower) if such Tax is imposed as a result of a present or former connection of the transferor or transferee with the jurisdiction imposing such Tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document) (hereinafter referred to as “Other Taxes”).
(f)    Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.06 (including by the payment of additional amounts pursuant to this Section 5.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 5.06(b) or Section 5.06(d).
ARTICLE VI.

GUARANTEES
SECTION 6.01.    The Guarantees. Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, or any Swap Contract entered into with a Swap Provider, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract to be secured, and (ii) as to each Guarantor the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above)). Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 6.02.    Obligations Unconditional. The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iii)    the release of any other Credit Party pursuant to Section 6.08;
(iv)    any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;
(v)    any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;
(vi)    any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;
(vii)    the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;
(viii)    any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have; or
(ix)    any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article VI or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.
The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.
SECTION 6.03.    Reinstatement. The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Credit Parties jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.
SECTION 6.04.    Subrogation; Subordination. Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been paid in full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.
SECTION 6.05.    Remedies. The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.
SECTION 6.06.    Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 6.07.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 6.08.    Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is a Credit Party, such Transferred Guarantor, upon the consummation of such sale or transfer, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.
SECTION 6.09.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 6.10.    Right of Contribution. Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Secured Parties, and each Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Credit Party hereunder. “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Fair Share Shortfall” means, with respect to a Credit Party as of any date of determination, the excess, if any, of the Fair Share of such Credit Party over the Aggregate Payments of such Credit Party. “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. “Aggregate Payments” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Credit party in respect of this Article VI (including in respect of this Section 6.10) minus (ii) the aggregate amount of all payments received on or before such date by such Credit Party from the other Credit Parties as contributions under this Section 6.10. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.
ARTICLE VII.

CONDITIONS PRECEDENT
SECTION 7.01.    Conditions to Initial Extensions of Credit.
The obligations of Lenders to enter into this Agreement on the Closing Date and make the initial extension of Term Facility Loans hereunder are subject to the satisfaction of the following:
(a)    Corporate Documents. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Credit Party (or the member or manager or general partner of such Credit Party, as applicable).
(b)    Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Section 7.01(o) (giving effect to the provisions contained therein) have been satisfied.
(c)    Opinions of Counsel. Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent and the Lenders, dated the Closing Date and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type:
(i)    an opinion of Latham & Watkins LLP, special New York counsel to the Credit Parties; and
(ii)    an opinion of Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel to the Credit Parties.
(d)    Notes. Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.
(e)    Credit Agreement. Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.
(f)    Filings and Lien Searches. Administrative Agent shall have received (i) a UCC financing statement in form appropriate for filing in the jurisdiction of organization of the Borrower and (ii) results of lien searches conducted in the jurisdictions in which each Credit Party is organized and such other jurisdictions as may be requested by the Administrative Agent.
(g)    Pledge Agreement. (i) Administrative Agent shall have received the Pledge Agreement and the Initial Perfection Certificate, in each case duly authorized, executed, and delivered by the Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the Pledge Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming Laws), original certificates representing the certificated Pledged Securities (as defined in the Pledge Agreement) required to be delivered to Collateral Agent pursuant to the Pledge Agreement, accompanied by original undated stock powers executed in blank, and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance (in each case to the extent required to be delivered to Collateral Agent pursuant to the terms of the Pledge Agreement).
(h)    Credit Documents in Full Force and Effect; Fee Letter. The Credit Documents required to be executed and delivered on or prior to the Closing Date shall be in full force and effect. Borrower shall have complied, or shall comply substantially concurrently with the funding of the Term Facility Loans hereunder, in all respects with its payment obligations under the Fee Letter required to be performed on the Closing Date.
(i)    Consummation of Transactions. The Transactions shall have been consummated and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U, and Regulation X) and all applicable Gaming Approvals and other applicable regulatory approvals.
(j)    Approvals. Other than as set forth on Schedule 7.01(j) or in Section 8.06 or Section 8.15, all necessary Governmental Authority approvals (including Gaming Approvals) and/or consents in connection with the Transactions shall have been obtained and shall remain in full force and effect. In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions upon the Transactions, or on the consummation thereof.
(k)    Solvency. Administrative Agent shall have received a certificate in the form of Exhibit F from a Responsible Officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.
(l)    Payment of Fees and Expenses. To the extent invoiced at least five (5) Business Days prior to the closing date, all reasonable costs, fees, expenses of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement, the Fee Letter or as otherwise agreed by Borrower, in each case, payable to Administrative Agent, Lead Arrangers and/or Lenders in respect of the Transactions, shall have been paid to the extent due.
(m)    KYC Information. (i) On or prior to the Closing Date, Administrative Agent shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least three days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(n)    Financials. Borrower has delivered to the Administrative Agent or made publically available (a) the audited consolidated balance sheets of Borrower as of December 31, 2015, 2016, and 2017, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants and (b) the unaudited interim consolidated balance sheet of Borrower and the related statements of earnings, changes in stockholders’ equity and cash flows for the most recent fiscal quarter ending after December 31, 2017 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date.
(o)    No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of the Term Facility Loans and also after giving effect thereto and to the intended use thereof:
(i)    no Default or Event of Default shall have occurred and be continuing;
(ii)    each of the representations and warranties made by the Credit Parties in Article VIII and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Term Facility Loans with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date); and
(p)    Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05.
(q)    Collateral Agency Agreement. Collateral Agent shall have received the Collateral Agency Agreement duly authorized, executed, and delivered by the Nevada Collateral Agent.
ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to Administrative Agent, the Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (provided, that such representations and warranties made on the Closing Date shall be made giving effect to the Transactions):
SECTION 8.01.    Corporate Existence; Compliance with Law.
(a)    Each Company (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b)(i) has all requisite corporate or other power and authority, and (ii) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (b)(ii) and (c) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(b)    Neither Borrower nor any Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Subsidiary’s Property as currently conducted violate, any Requirement of Law or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.
SECTION 8.02.    Material Adverse Effect. Since December 31, 2017, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
SECTION 8.03.    Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to knowledge of any Responsible Officer of Borrower, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, any Company before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.
SECTION 8.04.    No Breach; No Default.
(a)    None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) subject to Section 13.13, any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents and other Permitted Liens) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default or Event of Default has occurred and is continuing.
SECTION 8.05.    Action. Borrower and each Guarantor has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Guarantor of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 8.06.    Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Guarantor of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the delivery of executed copies of this Agreement, the Pledge Agreement and the Notes executed on the Closing Date to the relevant Gaming Authorities, (iv) the filings referred to in Section 8.14, (v) satisfaction of or waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify, (vi) [reserved], (vii) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, (viii) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13) and (ix) prior approval from the Nevada Gaming Commission of the pledge of any Pledged Nevada Gaming Interests (as defined in the Pledge Agreement).
SECTION 8.07.    ERISA and Employee Benefit Plan Matters. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no member of the ERISA Group maintains or contributes to any Pension Plan. Each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Entity has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
SECTION 8.08.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms required to be filed with any Governmental Authority by, or with respect to, Borrower and each of the Guarantors have been timely filed (taking into account any applicable extensions) in accordance with all applicable laws; (ii) Borrower and each of the Guarantors has timely paid or made provision for payment of all Taxes shown as due and payable on such returns that have been so filed or that are otherwise due and payable, including in its capacity as a withholding agent (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP); and (iii) Borrower and each of the Guarantors has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Guarantor that are not yet due and payable. Neither Borrower nor any of the Guarantors has received written notice of any proposed or pending Tax assessment, audit or deficiency against Borrower or such Guarantor that would in the aggregate reasonably be expected to have a Material Adverse Effect.
SECTION 8.09.    Investment Company Act. Neither Borrower nor any of the Guarantors is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.
SECTION 8.10.    Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Credit Party and each of their businesses, operations and Real Property is in material compliance with, and each has no liability under, any Environmental Law; (ii) each Credit Party has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by any Credit Party that would reasonably be expected to result in liability to Borrower or any Guarantor under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or Guarantor, threatened, against Borrower or any Guarantor or, relating to real property currently or formerly owned, leased or operated by Borrower or any Guarantor or relating to the operations of Borrower or the Guarantors; and (v) no circumstances exist that would reasonably be expected to form the basis of an Environmental Action against any Credit Party, or any of their Real Property, facilities or assets.
SECTION 8.11.    Use of Proceeds.
(a)    Borrower will use the proceeds of the Term Loans to finance the Transactions, for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder), Restricted Payments, Investments, and other general corporate purposes and for any other purposes not prohibited by this Agreement (including Capital Expenditures with respect to the Wynn Massachusetts Project).
(b)    No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Term Loans) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U, or Regulation X. The pledge of any Equity Interests by any Credit Party pursuant to the Pledge Agreement does not violate such regulations.
SECTION 8.12.    Subsidiaries. Schedule 8.12 sets forth a true and complete list of the following: (i) the name and jurisdiction of incorporation or organization of each Credit Party as of the Closing Date; and (ii) the percentage and number of each class of Equity Interests of each Guarantor owned by Borrower as of the Closing Date.
SECTION 8.13.    Ownership of Property; Liens. Except as set forth on Schedule 8.13, (a) each Credit Party has good and valid title to, or a valid (with respect to Real Property) leasehold interest in (or subleasehold interest in or other right to occupy), all assets and Property (tangible and intangible) owned or occupied by it except where the failure to have such title would not reasonably be expected to result in a Material Adverse Effect and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by each Credit Party in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.14.    Security Interest; Absence of Financing Statements; Etc. The Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to applicable Gaming Laws and any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Pledge Agreement and (iii) delivery of the applicable documents to Collateral Agent in accordance with the provisions of the applicable Security Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens, in each case, other than Permitted Liens.
SECTION 8.15.    Licenses and Permits. Except as set forth on Schedule 8.15, each Company holds all material governmental permits, licenses, authorizations, consents and approvals necessary for the Credit Parties to own, lease, and operate their respective Properties and to operate their respective businesses as presently conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
SECTION 8.16.    Disclosure. (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections and general industry or economic data, whether prior to or after the date of this Agreement, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information furnished at any time by any Credit Party to any Secured Party pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.
(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 8.17.    Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions and the extensions of credit to occur on the Closing Date, Borrower (on a consolidated basis with its Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).
SECTION 8.18.    Intellectual Property. Except as set forth on Schedule 8.18, Borrower and each Guarantor owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.18, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of the Guarantors infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 8.18, as of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any Guarantor or which Borrower or any Guarantor otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.19.    [Reserved].
SECTION 8.20.    Insurance. Borrower and each Guarantor are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms.
SECTION 8.21.    [Reserved].
SECTION 8.22.    Anti-Terrorism Law.
(a)    No Credit Party and, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates, or any broker or other agent of any Credit Party acting in any capacity in connection with the Loans, is in violation in any material respect of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).
(b)    No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no Affiliate, officer, director, employee or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)    a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, or that is owned 50% or more by any such Persons; or
(vi)    a Person that is located, organized or resident in a Designated Jurisdiction.
SECTION 8.23.    Anti-Corruption Laws/Bribery. Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of Borrower, any of its Affiliates, directors, brokers or agents acting in any capacity in connection with the Loans, is in violation in any material respect of any Requirement of Law relating to any anti-bribery or anti-corruption laws or regulations in any applicable jurisdiction.
SECTION 8.24.    Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened and (b) the hours worked by and payments made to employees of Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.
ARTICLE IX.

AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full:
SECTION 9.01.    Existence; Business Properties.
(a)    Borrower and each Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except in a transaction permitted by Section 10.05.
(b)    Borrower and each Guarantor shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Credit Party or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Credit Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Credit Party of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Credit Party reasonably determines are not useful to its business.
SECTION 9.02.    Insurance. The Credit Parties shall maintain with insurers of recognized financial responsibility (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Guarantor operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried; provided that the Credit Parties shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law.
SECTION 9.03.    Taxes. The Credit Parties shall timely file all Tax returns, statements, reports and forms required to be filed by it and pay and discharge before the same shall become delinquent all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent; provided, however, that (a) such payment and discharge shall not be required with respect to any such Taxes so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Credit Parties shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) such filing or payment and discharge shall not be required in the event the failure to file or make payment and discharge would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 9.04.    Financial Statements, Etc. Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):
(a)    Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending March 31, 2019 (x) consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes) and (y) the Supplemental Credit Party Financial Information for the period presented in the financial statements delivered pursuant to clause (x);
(b)    Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2018 (x) consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope (other than any going concern or similar qualification or exception related to the maturity or refinancing of Indebtedness), thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied (except as noted therein) and (y) the Supplemental Credit Party Financial Information for such fiscal year;
(c)    Compliance Certificate. At the time Borrower furnishes each set of financial statements pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower in the form of Exhibit E hereto to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto);
(d)    Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;
(e)    Environmental Matters. Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)    Annual Budgets. Beginning with the fiscal year of Borrower commencing on January 1, 2020, as soon as practicable and in any event within 10 days after the approval thereof by the Board of Directors of Borrower (but not later than 90 days after the beginning of each fiscal year of Borrower), a consolidated plan and financial forecast for such fiscal year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and the Guarantors for such fiscal year and for each quarter of such fiscal year, together with an Officer’s Certificate containing an explanation of the assumptions on which such forecasts are based and stating that such plan and projections have been prepared using assumptions believed in good faith by management of Borrower to be reasonable at the time made (it being recognized by the Lenders that such plan and projections are not to be viewed as fact and that actual results during the period or periods covered by such plan and projections may differ from the forecasted results set forth therein by a material amount and no Company makes any representation as to the ability of any Company to achieve the results set forth in any such plan or projections);
(g)    Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to any Credit Party by independent certified public accountants in connection with each annual, interim or special audit of such Credit Party’s books made by such accountants, including any management letter commenting on such Credit Party’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;
(h)    Perfection Certificate Updates. Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h);
(i)    Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;
(j)    ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;
(k)    Notice of Change in Beneficial Ownership. any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(l)    Miscellaneous. Promptly, such (x) financial information, reports, documents and other information with respect to any Credit Party as Administrative Agent or the Required Lenders may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.
Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.
Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
SECTION 9.05.    Maintaining Records; Access to Properties and Inspections. The Credit Parties shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. The Credit Parties will, subject to applicable Gaming Laws, permit any representatives designated by Administrative Agent to visit and inspect the financial records and the property of the Credit Parties at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent to discuss the affairs, finances and condition of such Credit Parties with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Event of Default, only one such inspection by such representatives shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent’s expense). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 9.06.    Use of Proceeds; FCPA. Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. No part of the proceeds of the Loans will be used by Borrower, directly or indirectly, and Borrower will not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, in any case for the purpose of (i) any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable law related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) funding, financing or facilitating any activities, transaction or business of or with any Person, or in any country or territory, that, at the time of such funding, is, subject to Sanctions or in any Designated Jurisdiction, or (iii) any other use that would result in a violation of Sanctions by any Person (including any Person participating in the Loans hereunder, whether as underwriter, advisor, investor, or otherwise). Borrower will maintain in effect and enforce policies and procedures designed to monitor compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and laws related to bribery and anti-corruption.
SECTION 9.07.    Compliance with Environmental Law. The Credit Parties shall (a) comply with Environmental Law, and will keep or cause all Real Property of the Credit Parties to be kept free of any Liens imposed under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) in the event of any Hazardous Material at, on, under or emanating from any such Real Property which could result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an appropriate response (as reasonably determined by Borrower) to such event; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (c) at the written request of Administrative Agent, in its reasonable discretion, provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by any Credit Party, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that reasonably could be expected to form the basis of an Environmental Action against any Credit Party or any Real Property of any Credit Party which would reasonably be expected to have a Material Adverse Effect; if any Credit Party fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and the Credit Parties shall grant and hereby grant to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property and specifically grants Administrative Agent and its agents, advisors and consultants an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at no cost or expense to Administrative Agent, Collateral Agent or any Lender. Administrative Agent will use its commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.
SECTION 9.08.    [Reserved].
SECTION 9.09.    Security Interests; Further Assurances. Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming Law (or, if such request is subject to an approval by the Gaming Authority, Borrower hereby agrees to use commercially reasonable efforts to obtain such approval), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth in the Pledge Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and any applicable Requirements of Law including, without limitation, any Gaming Laws) subject to no Liens other than Permitted Liens. In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Credit Parties shall use commercially reasonable efforts to promptly execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain.
SECTION 9.10.    [Reserved].
SECTION 9.11.    Additional Credit Parties. At the direction of Borrower by written notice to Administrative Agent that Borrower has elected in its sole discretion to subject any direct Wholly Owned Subsidiary of the Borrower or any other Credit Party to this Section 9.11 (any such Wholly Owned Subsidiary, an “Additional Credit Party”), (a) Borrower shall cause such Additional Credit Party to, assuming and to the extent that it does not violate any Gaming Law or assuming and to the extent it obtains the approval of the Gaming Authority to the extent such approval is required by applicable Gaming Laws execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents, lien searches and a Perfection Certificate) as Administrative Agent may reasonably request in order to have such Additional Credit Party become a Guarantor and (b) the applicable Credit Party shall (i) execute and deliver to Collateral Agent such amendments to or additional Security Documents and take all actions required thereunder as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such Additional Credit Party which are owned by such Credit Party, (ii) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, and (iii) cause to be delivered to Collateral Agent all legal opinions reasonably requested by Collateral Agent with respect to such Additional Credit Party relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date.
Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s) and/or Guarantee of the applicable Additional Credit Party shall be granted or delivered as provided in the paragraph above in this Section 9.11 as a result of such Lien(s) and/or Guarantee being prohibited by (i) the applicable Gaming Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s) and/or Guarantee or (ii) any Contractual Obligation (except to the extent superseded by the applicable provisions of the UCC).
SECTION 9.12.    Ratings. Borrower shall use commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term Facility Loans.
ARTICLE X.

NEGATIVE COVENANTS
Each Credit Party covenants and agrees with the Administrative Agent, Collateral Agent, and Lenders that until the Obligations have been Paid in Full:
SECTION 10.01.     Indebtedness. No Credit Party will incur any Indebtedness, except:
(a)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;
(c)    Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;
(d)    intercompany Indebtedness of a Credit Party to another Credit Party;
(e)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, bank guarantees, warehouse receipts, completion guarantees, letters of credit and similar instruments provided by the Credit Parties in the ordinary course of its business (including to support Borrower’s or any of the Guarantors’ performance obligations, trade letters of credit and applications for Gaming Licenses or for the purposes referenced in this clause (e));
(f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(g)    Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof in an aggregate principal amount not to exceed at any time outstanding $50.0 million
(h)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(i)    guarantees by a Credit Party of Indebtedness otherwise permitted to be incurred by a Credit Party under this Section 10.01;
(j)    (i) Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness, so long as (x) in the case of Permitted Unsecured Indebtedness, the Consolidated Total Leverage Ratio shall not exceed 5.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, (y) in the case of Permitted Second Lien Indebtedness, the Consolidated Secured Leverage Ratio shall not exceed 5.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date and (z) no Event of Default shall have occurred and be continuing after giving effect thereto (provided that, with respect to any Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness) and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as (x) in the case of Permitted Refinancings of Permitted Second Lien Indebtedness, such Permitted Refinancings qualify as either Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness or (y) in the case of Permitted Refinancings of Permitted Unsecured Indebtedness, such Permitted Refinancings qualify as Permitted Unsecured Indebtedness;
(k)    (i) Permitted First Lien Indebtedness, so long as (x) the Consolidated First Lien Secured Leverage Ratio shall not exceed 4.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date and (y) no Event of Default shall have occurred and be continuing after giving effect thereto (provided that, with respect to any Permitted First Lien Indebtedness the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Permitted First Lien Indebtedness), and (ii) Permitted Refinancings of any Indebtedness incurred pursuant to clause (i) so long as such Permitted Refinancings qualify as Permitted First Lien Indebtedness, Permitted Second Lien Indebtedness, or Permitted Unsecured Indebtedness; provided further that while the yield applicable to Indebtedness permitted pursuant to this clause (k) shall be determined by Borrower and the applicable lenders thereunder, in the case of any such Indebtedness issued within twelve (12) months after the Closing Date, if the All-In Yield applicable to such Indebtedness having a final maturity date no earlier than the Term Facility Maturity Date and a Weighted Average Life to Maturity no shorter than the Term Facility Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term Facility Loans shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Term Facility Loans to equal the All-In Yield then applicable to such Indebtedness, minus 50 basis points;
(l)    Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, and Permitted Second Priority Refinancing Debt;
(m)    (i) Indebtedness of a Credit Party in respect of one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans, or subordinated notes or loans, in each case with a maturity of not less than 364-days, that may be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate principal amount of all Incremental Equivalent Debt issued or incurred pursuant to this Section 10.01(m) shall not exceed (I) the Shared Fixed Incremental Amount plus (b) the aggregate of (i) the principal amount of any optional prepayment of any Term Loans pursuant to Section 2.09(a) and (ii) the cash amount paid in respect of any Term Loans in connection with assignments to Borrower or any of its Subsidiaries pursuant to Section 13.05(d) (in each case for this clause (b), excluding any prepayments funded with the proceeds of long-term Indebtedness) (the “Incremental Equivalent Prepayment Amount”) minus the aggregate principal amount of all Incremental Term Loans incurred or issued in reliance on the Incremental Prepayment Amount; (B) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance; provided that, with respect to any Incremental Equivalent Debt the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other Acquisition), the absence of an Event of Default shall not constitute a condition to the issuance or incurrence of such Incremental Equivalent Debt; and (C) if such Incremental Equivalent Debt is (x) secured on a pari passu basis with the Obligations, such Incremental Equivalent Debt shall satisfy the definition of “Permitted First Lien Indebtedness” or (y) secured on a second lien (or other junior basis) or is unsecured, such Incremental Equivalent Debt shall satisfy the definition of “Permitted Second Lien Indebtedness” or “Permitted Unsecured Indebtedness”, as applicable; and (ii) any Permitted Refinancing in respect thereof;
(n)    Indebtedness of any Credit Party in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $100.0 million and (ii) 50% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time; and
(o)    Investments under Sections 10.04(l), 10.04(q), 10.04(s), and 10.04(x) consisting of guarantees.
For purposes of determining compliance with this Section 10.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 10.01(a) through (o) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 10.01(a) through (o), Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 10.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only one of such clauses, provided, that all Indebtedness under this Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 10.01 and may not be reclassified. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
Additionally, for purposes of determining compliance with Section 10.01, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with the Administrative Agent.
SECTION 10.02.    Liens. No Credit Party shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):
(a)    Liens for Taxes not yet due and payable or delinquent, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)    Liens in respect of property of any Credit Party imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of ninety (90) days, (ii) for amounts that are overdue for a period in excess of ninety (90) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP or (iii) for amounts that are overdue for a period in excess of ninety (90) days not to exceed $10.0 million in the aggregate;
(c)    Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of any Credit Party other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);
(d)    easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of the Credit Parties, taken as a whole;
(e)    Liens arising out of judgments or awards not resulting in an Event of Default;
(f)    Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, or (iv) Liens on deposits made to secure any Credit Party’s Gaming License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;
(g)    Leases with respect to the assets or properties of any Credit Party (including Leases of any portion of any Facility to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar, related or other establishments or facilities within any Facility), in each case entered into in the ordinary course of such Credit Party’s business so long as each of the Leases entered into after the date hereof do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties, taken as a whole;
(h)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Credit Party in the ordinary course of business;
(i)    Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(g); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness plus, the fees and expenses related thereto (plus, in the case of refinancings, accrued interest on the Indebtedness refinanced and fees and expenses relating thereto) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof and proceeds of such financing and any account solely used to hold such proceeds) and do not encumber any other Property of any Credit Party (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time but that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 10.01(h));
(j)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(k)    Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with a Credit Party (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;
(l)    in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of any Credit Party; provided, however, that (A) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed as of the time of incurrence the greater of (i) $100.0 million and (ii) 50% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, and (B) any such Liens on Collateral shall be junior or otherwise subordinated in all respects to any Liens in favor of Collateral Agent on any of the Collateral to the reasonable satisfaction of Administrative Agent;
(m)    licenses of Intellectual Property granted by a Credit Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and the Guarantors, taken as a whole;
(n)    Liens pursuant to the Credit Documents;
(o)    Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;
(p)    (i) Liens pursuant to leases entered into for the purpose of, or with respect to, operating or managing Facilities, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;
(q)    Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid;
(r)    Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;
(s)    Liens on the Collateral securing Permitted First Lien Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Lien Indebtedness and Permitted Second Priority Refinancing Debt, in each case permitted pursuant to Section 10.01 and, to the extent permitted to be so secured pursuant to Section 10.01, Incremental Equivalent Debt;
(t)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;
(u)    in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement and, in the case of any Joint Venture, Liens on its Equity Interests securing obligations of such joint ventures;
(v)    Liens arising in connection with transactions relating to the selling, factoring or discounting of accounts receivable in the ordinary course of business;
(w)    licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Credit Parties taken as a whole;
(x)    any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;
(y)    Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements;
(z)    Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 10.01 and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;
(aa)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 10.01;
(bb)    the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property; and
(cc)    from and after the disposition or lease or sublease of any interest in Real Property otherwise permitted pursuant to this Agreement, any reciprocal easement or similar agreement entered into between a Credit Party and the acquirer or holder of such interest.
In connection with the granting of Liens of the types described in this Section 10.02 by Borrower of any of the Guarantors, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate intercreditor agreements). For purposes of determining compliance with this Section 10.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 10.02(a) through (cc) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 10.02(a) through (cc), Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness (or any portion thereof) secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
SECTION 10.03.    Reserved.
SECTION 10.04.    Investments, Loans and Advances. No Credit Party will, directly or indirectly, make any Investment, except for the following:
(a)    Investments outstanding on the Closing Date and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);
(b)    Investments in cash and Cash Equivalents (including Investments that were Cash Equivalents when made);
(c)    Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);
(d)    Investments (i) by Borrower in any Guarantor, (ii) by any Guarantor in Borrower and (iii) by a Guarantor in another Guarantor;
(e)    the Credit Parties may sell or transfer assets to the extent permitted by Section 10.05;
(f)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;
(g)    Investments made by a Credit Party with, or as a result of, consideration received in connection with an Asset Sale made in compliance with Section 10.05;
(h)    Investments made to officers, directors and employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding;
(i)    Permitted Acquisitions;
(j)    accounts receivable, security deposits, prepayments (including prepayments of expenses), credits and extensions of trade credit (including to gaming customers) in the ordinary course of business;
(k)    Investments resulting from pledges and deposits permitted under Section 10.02;
(l)    in addition to Investments otherwise permitted by this Section 10.04, Investments by any Credit Party; provided that (i) immediately before and after giving effect thereto, no Event of Default specified in Section 11.01(b) or 11.01(c) or Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing and (ii) (x) on or prior to the later of (A) the Wynn Massachusetts Project Opening Date and (B) December 31, 2019, the Consolidated Total Leverage Ratio shall not exceed 5.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date and (y) thereafter, the Consolidated Total Leverage Ratio shall not exceed 5.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date;
(m)    payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;
(n)    Investments of a Guarantor acquired after the Closing Date or of a Person merged or consolidated with or into a Credit Party, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(o)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(p)    [reserved];
(q)    Investments in an aggregate amount not in excess of an amount equal to $1.0 billion (plus the amounts received by a Credit Party with respect to such Investments (including principal, interest, dividends, distributions, sale proceeds or other similar amounts));
(r)    Investments to the extent that payment for such Investments is made with (or such Investments are received substantially contemporaneously in exchange for) Qualified Capital Stock of any Credit Party;
(s)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(t)    Investments consisting of the licensing of intellectual property pursuant to joint marketing or other arrangements with other persons in the ordinary course of business;
(u)    Investments in any Subsidiary or Joint Venture of a Guarantor;
(v)    Borrower and the Guarantors may make Investments in an aggregate amount not in excess of an amount equal to $50.0 million (plus the amounts received by Borrower and the Guarantors with respect to such Investments (including with respect to contracts related to such Investments and including principal, interest, dividends, distributions, sale proceeds, payments under contracts relating to such Investments or other amounts)) minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(l) and the aggregate amount of Junior Prepayments made pursuant to Section 10.09(j);
(w)    Investments in any Subsidiary made in the ordinary course of business and that, in the reasonable good faith belief of the Credit Parties, will be returned, repaid, or otherwise distributed by such Subsidiary to the Credit Parties within eighteen (18) months of such Investments being made; and
(x)    in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any Guarantor in an amount not to exceed the Available Equity Amount determined at the time such Investment is made; provided that if any Investment pursuant to this clause (x) is made in any person that is not a Credit Party at the date of the making of such Investment and such person becomes a Credit Party after such date, such Investment shall, upon the election of Borrower, thereafter be deemed to have been made pursuant to clause (d) above and shall cease to have been made pursuant to this clause (x) for so long as such person continues to be a Credit Party.
Any Investment in any person other than a Guarantor that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Subsidiaries that are not Guarantors and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof. For purposes of determining compliance with this Section 10.04, (A) Investments need not be permitted solely by reference to one category of permitted Investments described in Sections 10.04(a) through (x) but may be permitted in part under any combination thereof and (B) in the event that an item of Investments (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments described in Sections 10.04(a) through (x), Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 10.04 and will only be required to include the amount and type of such item of Investments (or any portion thereof) in one of the above clauses and such item of Investments (or any portion thereof) shall be treated as having been incurred or existing pursuant to only one of such clauses, provided, that all Investments under this Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 10.04 and may not be reclassified. In addition, Investments by any Credit Party in any Person that is not a Credit Party at the date of the making of such Investment and such person becomes a Credit Party after such date, such Investment shall, upon the election of Borrower, thereafter be deemed to have been made pursuant to clause (d) above and shall cease to have been made pursuant to any other clause of this Section 10.04 for so long as such person continues to be a Credit Party.
SECTION 10.05.    Mergers, Consolidations and Sales of Assets. No Credit Party will wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Pledge Agreement)), or convey, sell, lease, or sublease (as lessor or sublessor), transfer or otherwise dispose of all or substantially all of its business, property or assets, except for:
(a)    Capital Expenditures by the Credit Parties;
(b)    Sales or dispositions by a Credit Party of used, worn out, obsolete, or surplus Property or Property no longer useful in the business of such Credit Party in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect;
(c)    Asset Sales by any Credit Party; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) the Credit Parties shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on such Credit Party’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Credit Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which all of the applicable Credit Parties shall have been validly released by all applicable creditors in writing, (B) any securities received by such Credit Party from such transferee that are converted by such Credit Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $50.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);
(d)    Liens permitted by Section 10.02, Investments may be made to the extent permitted by Section 10.04 (other than Section 10.04(e)) and Restricted Payments may be made to the extent permitted by Section 10.06;
(e)    Credit Parties may dispose of cash and Cash Equivalents;
(f)    Credit Parties may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;
(g)    licenses and sublicenses by a Credit Party of software and Intellectual Property in the ordinary course of business shall be permitted;
(h)    (A) a Credit Party may transfer or lease property to or acquire or lease property from another Credit Party or otherwise pursuant to Management Agreements or IP Licensing Agreements; (B) any Guarantor may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (C) any Credit Party may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Credit Party unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A) and (B) of this Section 10.05(h), the Lien on such property granted in favor of Collateral Agent under the Security Documents, if any, shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;
(i)    voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;
(j)    conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;
(k)    any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;
(l)    Credit Parties may make sales, transfers or other dispositions of property subject to a Casualty Event;
(m)    Credit Parties may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)    selling, factoring or discounting of accounts receivable (including defaulted receivables) in the ordinary course of business;
(o)    any merger, consolidation or amalgamation in order to effect a Permitted Acquisition;
(p)    any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and
(q)    any transfer of Equity Interests of any Guarantor or any Gaming Facility in connection with the occurrence of a Trigger Event.
To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, so long as no Event of Default exists, such Collateral (unless sold to Borrower or a Guarantor) shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions appropriate or reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, so long as no Event of Default exists, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are appropriate or requested by Borrower in connection with such termination.
Notwithstanding anything to the foregoing set forth in this Section 10.05, (i) except as permitted pursuant to Section 10.05(g) no Credit Party shall sell, assign, convey, license, sublicense, or otherwise transfer any right, title, or interest in and to the Wynn Trademarks to any Person that is not a Credit Party and (ii) no Credit Party shall sell, assign, convey or otherwise transfer any of its rights, interests or obligations under any Management Agreement or IP Licensing Agreement in effect on the Closing Date to any Person that is not a Credit Party.
SECTION 10.06.    Restricted Payments. No Credit Party shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) Borrower or any Guarantor may make Restricted Payments to the extent permitted pursuant to Section 2.09(b)(ii), (b) any Guarantor of Borrower may declare and make Restricted Payments to Borrower or any other Guarantor, (c) any Guarantor, if such Guarantor is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or the Guarantor that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and the Guarantors may engage in transactions to the extent permitted by Section 10.04 and Section 10.05, (e) Borrower and the Guarantors may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof, (f) Borrower may repurchase (or make Restricted Payments in respect thereof) common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of Borrower upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed $10.0 million in any fiscal year of Borrower, (g) Borrower and the Guarantors may (i) repurchase (or make Restricted Payments in respect thereof) Equity Interests (including those issued by Borrower) to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of (or make Restricted Payments in respect thereof) withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any Guarantor or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests, (h) Borrower and the Guarantors may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law, (i) so long as immediately before and after giving effect thereto no Event of Default specified in Section 11.01(b) or 11.01(c) or Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing and the Consolidated Total Leverage Ratio shall not exceed 4.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, Borrower and the Guarantors may make Restricted Payments, (j) to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt, (k) Borrower may repurchase its Equity Interests; provided, however, that the aggregate amount of payments under this clause (k) shall not exceed $1.0 billion, (l) Borrower and the Guarantors may make Restricted Payments in an aggregate amount not to exceed $50.0 million minus the aggregate amount of Junior Prepayments made pursuant to Section 10.09(j) and the aggregate amount of Investments made (and as calculated) pursuant to Section 10.04(v), (m) Borrower may make Restricted Payments in respect of its Equity Interests reflecting ordinary course dividends thereon; provided, however, that the aggregate amount of payments under this clause (m) shall not exceed (i) until the later of (x) the fiscal year in which the Wynn Massachusetts Project Opening Date occurs and (y) the fiscal year commencing January 1, 2020, $500.0 million in any fiscal year and (ii) thereafter, $750.0 million in any fiscal year; provided, further however, that any such amount specified in this clause (m) for any fiscal year, if not utilized for Restricted Payments in the fiscal year for which it is permitted, may be carried over for use in the immediately following two fiscal years and not in any subsequent fiscal year (the “Carryover Amount”), it being understood however that for purposes of determining the foregoing any Restricted Payments made in reliance on this clause (m) in any fiscal year shall first be deemed to have been made with the then applicable Carryover Amount, if any, before application of any amounts otherwise permitted to be used for Restricted Payments in reliance on this clause (m) for such fiscal year, and (n) Borrower and the Guarantors may make Restricted Payments in an aggregate amount not to exceed the Available Equity Amount.
SECTION 10.07.    Transactions with Affiliates. Neither Borrower nor any Guarantor shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Guarantor) involving aggregate consideration in excess of $20.0 million unless such transaction (a) is required under this Agreement, or (b) is upon fair and reasonable terms no less favorable to Borrower or such Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (such arms’ length standard being deemed to have been satisfied if such transaction is approved by a majority of the Disinterested Directors of Borrower); provided, however, that notwithstanding the foregoing, the Credit Parties (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees (including for the provision of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans), subscription agreements or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with directors, officers and employees and any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees and, in each case any reasonable transactions pursuant thereto, (ii) may make Investments and Restricted Payments permitted hereunder, (iii) may enter into transactions with Unaffiliated Joint Ventures and Wholly Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs and, so long as in the ordinary course of business, the purchase or sale of goods, equipment, products, parts and services, (iv) may enter into Management Agreements, IP Licensing Agreement and Support Guaranties and provide services and make and receive payments (including Management Fees and IP Licensing Fees) thereunder; (v) may issue, sell or transfer Equity Interests of any Credit Party to any parent entity, including in connection with capital contributions by such parent entity to such Credit Party or any Subsidiary; (vi) may enter into transactions undertaken for the purpose of improving the consolidated tax efficiency of any Credit Party and/or the Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Credit Parties (as determined by Borrower in good faith)); (vii) may enter into any transaction subject to Section 13.05; and (viii) may enter into any transactions described in the Tax Indemnification Agreement or on Schedule 10.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by Borrower in good faith).
SECTION 10.08.    Management Agreements and IP Licensing Agreements. No Credit Party shall, directly or indirectly, amend, modify, supplement, terminate or fail to use its commercially reasonable efforts to renew any Management Agreement or IP Licensing Agreement in effect on the Closing Date in a manner that could be reasonably expected to materially diminish the anticipated revenues to be received by the Credit Parties therefrom.
SECTION 10.09.    Certain Payments of Indebtedness. No Credit Party will voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or within one year thereof) in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital Stock or Other Junior Indebtedness (including Intercompany Indebtedness) or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except (a) so long as immediately before and after giving effect thereto no Event of Default specified in Section 11.01(b) or 11.01(c) or Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing and the Consolidated Total Leverage Ratio shall not exceed 4.00 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, Borrower and the Guarantors may make Junior Prepayments, (b) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions), (c) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock), (d) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof and permitted under this Section 10.09 (other than pursuant to this clause (d)), (e) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers, (f) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement, (g) Junior Prepayments made pursuant to Section 2.09(b)(ii), (h) Junior Prepayments in respect of intercompany Indebtedness owing to a Credit Party will be permitted, (i) scheduled payments thereon necessary to avoid the Other Junior Indebtedness constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, (j) Borrower may make Junior Prepayments in an aggregate amount not to exceed $50.0 million, minus the aggregate amount of Restricted Payments made pursuant to Section 10.06(l) and the aggregate amount of Investments made (and as calculated) pursuant to Section 10.04(v), (k) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder, and (l) Borrower may make Junior Prepayments in an aggregate amount not to exceed the Available Equity Amount.

SECTION 10.10.    Limitation on Certain Restrictions Affecting Subsidiaries. No Credit Party shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Guarantor to (a) pay dividends or make any other distributions on such Guarantor’s Equity Interests or any other interest or participation in its profits owned by any Credit Party, or pay any Indebtedness or any other obligation owed to any Credit Party, (b) make Investments in or to any Credit Party, (c) transfer any of its Property to any Credit Party or (d) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted: (i) any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming Law and any regulations, order or decrees of any Gaming Authority or other applicable Governmental Authority) or (y) the Credit Documents, (ii) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Credit Party, (iv) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement, (v) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole and as determined by Borrower in good faith, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, (vi) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole and as determined by Borrower in good faith, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced and such restrictions are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets, (vii) with respect to clauses (a), (b) and (c) above, restrictions contained in any Permitted Unsecured Indebtedness and Permitted Refinancings thereof, or any Permitted Second Lien Indebtedness and Permitted Refinancings thereof, or any Permitted First Lien Indebtedness and Permitted Refinancings thereof, Incremental Equivalent Debt and Permitted Refinancings thereof, or any other Indebtedness permitted hereunder, in each case, taken as a whole and as determined by Borrower in good faith, to the extent not materially more restrictive than those contained in this Agreement, (viii) with respect to clauses (a), (b) and (c) above, restrictions contained in any other Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement, (ix) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable, (x) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts, (xi) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing Investments or Capital Expenditures and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness, and (xii) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations as determined by Borrower in good faith.
SECTION 10.11.    Limitation on Lines of Business. No Credit Party shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.
SECTION 10.12.    Limitation on Changes to Fiscal Year. No Credit Party shall change its fiscal year end to a date other than December 31 of each year (provided, that any Subsidiary that becomes a Guarantor after the Closing Date may change its fiscal year to match the fiscal year of Borrower).
ARTICLE XI.

EVENTS OF DEFAULT
SECTION 11.01.    Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
(a)    any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings hereunder, or any representation, warranty, or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement, or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;
(b)    default shall be made in the payment of (i) any principal of any Loan when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;
(c)    default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only), 9.04(d), 9.06 or in Article X;
(e)    default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to observe or perform any such covenant, condition or agreement) after written notice thereof from Administrative Agent to Borrower;
(f)    Any Credit Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50.0 million at any one time;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state, or foreign bankruptcy, insolvency, receivership, or similar law, in each case seeking (i) relief in respect of any Credit Party, or of a substantial part of the property or assets of any Credit Party; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; or (iii) the winding-up or liquidation of any Credit Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);
(i)    one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by third party insurance) shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of any Credit Party to enforce any such judgment;
(j)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;
(k)    with respect to any material Collateral, any security interest and Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted by any Credit Party or any Affiliate thereof not to be a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case, other than as a result of an act of the Administrative Agent, the Collateral Agent or any other Secured Party;
(l)    any Guarantee shall cease to be in full force and effect or any of the Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);
(m)    any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;
(n)    there shall have occurred a Change of Control;
(o)    there shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which Borrower or any of its Subsidiaries owns or operates Gaming Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) would reasonably be expected to have a Material Adverse Effect (for purposes of clarification, without giving effect to the proviso to the definition of “Material Adverse Effect”); provided, however, that such License Revocation continues for at least thirty (30) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Subsidiaries nor the Lenders receive the net cash flows generated by any such operations; or
(p)    the provisions of any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;
then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Swap Contracts), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Swap Contracts) to the contrary notwithstanding; and (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.
SECTION 11.02.    Application of Proceeds. The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:
(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and Taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;
(b)    Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;
(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest constituting Obligations and any fees, premiums and scheduled periodic payments due under Obligations arising under Swap Contracts that constitute Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
(d)    Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Obligations arising under Swap Contracts that constitute Obligations and any interest accrued thereon and other amounts constituting Obligations; and
(e)    Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.
Notwithstanding the foregoing, Obligations arising under Credit Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Swap Provider. Each Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent and the Collateral Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE XII.

AGENTS
SECTION 12.01.    Appointment. Each of the Lenders hereby irrevocably appoints DB to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents, and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including pursuant to regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. DB is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity. Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of this Article XII, as applicable. Each of the Lenders hereby irrevocably authorize each of the Agents (other than the Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 12.02.    Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 12.03.    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:
(a)    shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
The Administrative Agent shall not be responsible for, and shall not incur any liability with respect to, determining whether any assignee or potential assignee of the Loans or Commitments hereunder is a Disqualified Lender. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.
SECTION 12.04.    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 12.05.    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
SECTION 12.06.    Resignation of Administrative Agent and Collateral Agent.
(a)    The Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.
SECTION 12.07.    Nonreliance on Agents and Other Lenders.
(a)    Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.
SECTION 12.08.    Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting primarily from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Fee Letter. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.
SECTION 12.09.    No Other Duties. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent, Documentation Agents or Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Auction Manager, or a Lender hereunder.
SECTION 12.10.    Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
SECTION 12.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.05 and 13.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 13.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.
SECTION 12.12.    Collateral Matters.
(a)    Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to Section 13.04(g).
(b)    Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
SECTION 12.13.    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall, indemnify the relevant Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by the Credit Parties and without limiting or expanding the obligation of the Credit Parties to do so), and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.
SECTION 12.14.    Swap Contracts. Except as otherwise expressly set forth herein or in any Security Document, no Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request from the applicable Swap Provider.
ARTICLE XIII.

MISCELLANEOUS
SECTION 13.01.    Waiver. No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
SECTION 13.02.    Notices.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Credit Party or any Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each Credit Party and each Agent may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.
(d)    Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.
(e)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
SECTION 13.03.    Expenses, Indemnification, Etc.
(a)    The Credit Parties, jointly and severally, agree to pay or reimburse:
(i)    Agents for all of their reasonable and documented out-of-pocket costs and expenses (including, but limited to in the case of counsel, the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent, one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents, any “ClearPar” costs and expenses, and the reasonable fees and other disbursements of the Nevada Collateral Agent) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;
(ii)    each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent and of one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents) (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties) in connection with (1) any enforcement or collection proceedings resulting from any Event of Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document and (3) the enforcement of this Section 13.03; and
(iii)    Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of one counsel in each applicable jurisdiction and the reasonable fees and other disbursements of the Nevada Collateral Agent) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.
Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).
(b)    The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08 (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for all Indemnitees selected by Administrative Agent and of one local counsel in each applicable jurisdiction reasonably deemed necessary by the Indemnitees) (and solely in the case of an actual or perceived conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees), but excluding (i) any such Losses relating to matters referred to in Sections 5.01 or 5.06 (which shall be the sole remedy in respect of matters referred to therein), (ii) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (iii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company (other than any claims against Administrative Agent, Collateral Agent, any other agent or bookrunner named on the cover page hereto, acting in such capacities or fulfilling such roles). For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates, and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.
Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.
To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.
To the fullest extent permitted by applicable law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
SECTION 13.04.    Amendments and Waiver.
(a)    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vi) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):
(i)    extend the date for any scheduled payment of principal on any Loan or Note or extend the termination date of any of the Commitments, increase any Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);
(ii)    release (x) all or substantially all of the Collateral (except as provided in the Security Documents) under all the Security Documents without the consent of the Supermajority Lenders or (y) all or substantially all of the Guarantors from the Guarantees without the consent of each Lender;
(iii)    amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the consent of each Lender, or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche is required, without the consent of the Required Tranche Lenders of such Tranche (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans);
(iv)    reduce the percentage specified in the definition of “Required Lenders” or “Required Tranche Lenders” or otherwise amend the definition of “Required Lenders” or “Required Tranche Lenders” without the consent of each Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit (including Extended Term Loans) pursuant to this Agreement may be included in the determination of the Required Lenders and/or Required Tranche Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);
(v)    amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, or Section 11.02 in a manner that would alter the application of proceeds required thereby, in each case without the consent of each Lender directly affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans); or
(vi)    impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche;
provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults, or Events of Default or of a mandatory reduction in the total Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent, or (C) amend, modify, change, or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding the foregoing, the Fee Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.
(b)    If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either:
(i)    replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), the Commitments, and outstanding Loans of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender) and (B) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned (including any fee owed to such Lender pursuant to Section 2.05(d)) and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or
(ii)    terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class) upon three (3) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 2.05(d) and/or Section 5.05) (or if the applicable consent requires approval of all Lenders of a particular Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Tranche). Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(ii), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided, that such purchases and cancellations shall not constitute prepayments or repayments of the Loans for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to this clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to this clause (ii), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto;
provided, that Borrower shall not have the right to replace a Lender, or terminate the Commitments of or repay the Loans of a Lender under this Section 13.04(b), solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clauses (A) through (C) of the second proviso to Section 13.04(a).
(c)    Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Term Loans, Extended Term Loans, and Other Term Loans. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document. In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment. Administrative Agent and Collateral Agent may enter into amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15 and such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15.
(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof) and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)    Notwithstanding anything to the contrary herein, (i) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies). Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness), or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(m)(i)(C) and 10.01(m)(ii)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt, Permitted First Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted First Lien Indebtedness) or Incremental Equivalent Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(m)(i)(C) and 10.01(m)(ii))), and (C) Collateral Agent shall enter into the Second Lien Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt or Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness) (or any amendments and supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt or Permitted Second Lien Indebtedness (and Permitted Refinancings thereof that qualify as Permitted Second Lien Indebtedness).
(f)    Notwithstanding anything to the contrary herein, the applicable Credit Party or Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.
(g)    Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties), (ii) upon the sale, transfer or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or the Supermajority Lenders to the extent required by Section 13.04(a)), or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08.
SECTION 13.05.    Benefit of Agreement; Assignments; Participations.
(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Disqualified Lender (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the date for any scheduled payment on, or the final scheduled maturity of, any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Subject to the last sentence of this paragraph (a), Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(b), (c) and (d) (it being understood that the documentation required under Section 5.06(b), (c) and (d) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and the United States Proposed Treasury Regulations 1.163-5(b) (or any amended or successor version). A participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent the entitlement to a greater payment results from any change in applicable Laws after the date the participant became a participant.
(b)    No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans, and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of Administrative Agent and, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower (each such consent not to be unreasonably withheld or delayed); provided that (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $1.0 million; (y) no such consent of Borrower shall be necessary in the case of an assignment of Term Facility Loans by a Lender to (A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause (y)(B)), or (C) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, and (z) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Notwithstanding the foregoing, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, no assignment will be permitted to any Lender that will result in such Lender holding, collectively with its Affiliates (including any Person deemed to be an Affiliate for purposes of sub-clause (y)(B) above), Loans and Commitments having an aggregate principal amount in excess of 25% of the aggregate amount of Loans and Commitments then outstanding, without the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after a Responsible Officer has received notice thereof. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally eligible to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms and other information as described in Sections 5.06(b) and 5.06(d), as applicable. To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11, Section 13.04(b)(i)(B) or this Section 13.05(b) would, under the laws in effect at the time of such assignment, result in increased costs under Section 5.01 or 5.03 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from Changes in Law after the date of the respective assignment).
(c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).
(d)    Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase (x) outstanding Loans pursuant to the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) outstanding Term Loans through open market purchases, subject solely to the following conditions:
(i)    (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit K), no Event of Default under Section 11.01(a) or 11.01(b) or, with respect to Borrower, Section 11.01(g) or 11.01(h), has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the time of the applicable assignment, no Event of Default under Section 11.01(a) or 11.01(b) or, with respect to Borrower, Section 11.01(g) or 11.01(h) has occurred and is continuing or would result therefrom;
(ii)    immediately upon any Borrower Loan Purchase, the Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided; that such purchases and cancellations shall not constitute prepayments or repayments of the Loans (including, without limitation, pursuant to Section 2.09, Section 2.10 or Article IV) for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;
(iii)    with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof; and
(iv)    open market purchases of Term Loans by Borrower and its Subsidiaries shall not in the aggregate exceed 25% of the sum of (A) the initial aggregate principal amount of the Term Facility Loans on the Closing Date plus (B) the initial aggregate principal amount of all Incremental Term Loans incurred after the Closing Date and prior to such date of determination.
The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).
(e)    Each Lender who is an Affiliate of Borrower (excluding (x) Borrower and its Subsidiaries and (y) any Debt Fund Affiliate Lenders) (each, an “Affiliate Lender”; it being understood that (x) neither Borrower nor any of its Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be lenders in accordance with this Section 13.05 subject, in the case of Affiliate Lenders, to this Section 13.05(e) and Section 13.05(f)), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document, (ii) other action on any matter related to any Credit Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i) through (vi) of Section 13.04(a) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (e).
(f)    Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to Borrower or its representatives, (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents, or (iv) purchase any Term Loan if, immediately after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding.
SECTION 13.06.    Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.20, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders and Administrative Agent under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments or Loans (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.
SECTION 13.07.    Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
SECTION 13.08.    Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 13.09.    Governing Law; Submission to Jurisdiction; Waivers; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.
(b)    SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 13.10.    Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect, actual or prospective, creditor or contractual counterparty in swap agreements or derivative or securitization transactions or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such creditor or contractual counterparty agrees in writing to be bound by the provision of this Section 13.10, such Agent or such Lender being liable for any breach of confidentiality by any Person described in this clause (a) and with respect to disclosures to Affiliates to the extent disclosed by such Lender to such Affiliate), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.
SECTION 13.11.    Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.
SECTION 13.12.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
SECTION 13.13.    Gaming Laws.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming Authority or any Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to Pledged Collateral and the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by any Credit Party in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.
(d)    The Collateral Agent, Administrative Agent, Secured Parties and their respective successors and assignees are subject to being called forward by the Gaming Authorities, in their discretion, for licensing or findings of suitability in order to remain entitled to the benefits of this Agreement or any other Credit Document.
SECTION 13.14.    USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.
SECTION 13.15.    [Reserved].
SECTION 13.16.    Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.
SECTION 13.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers or the Lenders has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers and the Lenders, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Documentation Agents, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (ii)(A)).
SECTION 13.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts, or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent. The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.
SECTION 13.19.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.
SECTION 13.20.    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent and the Lenders to effect such reinstatement.
SECTION 13.21.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 13.22.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
WYNN RESORTS, LIMITED
By:     /s/ Craig S. Billings
Name: Craig S. Billings
    Title: Chief Financial Officer and Treasurer

Address for Notices for Borrower and each Guarantor:
Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Contact Person: Chief Financial Officer
With a copy to:

Contact Person: General Counsel
WYNN GROUP ASIA, INC.
By: /s/ Craig S. Billings
Name: Craig S. Billings
Title: Treasurer
WYNN RESORTS HOLDINGS, LLC,
By:    Wynn Resorts, Limited, its sole member
By: /s/ Craig S. Billings
Name: Craig S. Billings
Title: Chief Financial Officer and Treasurer

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
By:     /s/ Alicia Shug
Name:    Alicia Shug
Title:    Vice President
By:     /s/ Maria Guinchard
Name:    Maria Guinchard
Title:    Vice President
Address for Notices:

60 Wall Street
New York, NY 10005

Contact Person: Mark Kellam
Facsimile No.: 866 240-3622
Telephone No.: 904 271-2469
Email: mark.kellam@db.com with a cc to NA.Agencyservicing@db.com and philip.tancorra@db.com

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent
By:     /s/ Alicia Shug
Name:    Alicia Shug
Title:    Vice President
By:     /s/ Maria Guinchard
Name:    Maria Guinchard
Title:    Vice President
Address for Notices:

60 Wall Street
New York, NY 10005

Contact Person: Mark Kellam
Facsimile No.: 866 240-3622
Telephone No.: 904 271-2469
Email: mark.kellam@db.com with a cc to NA.Agencyservicing@db.com and philip.tancorra@db.com

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:     /s/ Alicia Shug
Name:    Alicia Shug
Title:    Vice President
By:     /s/ Maria Guinchard
Name:    Maria Guinchard
Title:    Vice President

US-DOCS\103582357.6